      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               SOUND ADVICE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 FLORIDA                                     5731                                59-1520531
     (State or Other Jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
              Incorporation)                      Classification Code Number)

                            1901 TIGERTAIL BOULEVARD
                           DANIA BEACH, FLORIDA 33004
                                 (954) 922-4434
              (Address, including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                           PETER BESHOURI, PRESIDENT
                               SOUND ADVICE, INC.
                            1901 TIGERTAIL BOULEVARD
                           DANIA BEACH, FLORIDA 33004
                                 (954) 922-4434
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                          Copies of Communications to:

        GARY M. EPSTEIN, ESQ.        JOHN S. FLETCHER, ESQ.
       SHEIDA R. SAHANDY, ESQ.     MORGAN, LEWIS & BOCKIUS LLP
       GREENBERG TRAURIG, P.A.  5300 FIRST UNION FINANCIAL CENTER
        1221 BRICKELL AVENUE      200 SOUTH BISCAYNE BOULEVARD
        MIAMI, FLORIDA 33131          MIAMI, FLORIDA 33131
           (305) 579-0500                (305) 579-0432

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF                      AMOUNT TO BE               PROPOSED MAXIMUM           REGISTRATION
        SECURITIES TO BE REGISTERED                     REGISTERED                    PRICE(1)                    FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................        2,472,500 shares(2)              $24,725,000               $6,527.40
-------------------------------------------------------------------------------------------------------------------------------
Representatives' Warrants(3)................         200,000 warrants                   $100                      (4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(5).............          200,000 shares                  $240,000                  $63.36
-------------------------------------------------------------------------------------------------------------------------------
Total.................................................................................................          $6,592
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2) Includes 322,500 shares that the underwriters have the right to purchase from certain selling shareholders to cover over-allotments, if any.
(3) To be issued to the representatives of the underwriters.
(4) Pursuant to Rule 457(g) under the Securities Act of 1933, no fee is being paid.
(5) Issuable upon exercise of warrants held by representatives of the underwriters, together with such additional indeterminate number of shares that may be issuable pursuant to the anti-dilution provisions applicable to the warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SOUND ADVICE AND THE UNDERWRITERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                                  MAY 8, 2000

                                2,150,000 SHARES

                              [SOUND ADVICE LOGO]

                                  COMMON STOCK

     This is a public offering of 2,150,000 shares of common stock of Sound Advice, Inc. Sound Advice is a full service specialty retailer of upscale entertainment and consumer electronic products. Sound Advice is selling 1,800,000 shares in this offering, and the selling shareholders identified in this prospectus are selling 350,000 shares in this offering. Some of the selling shareholders have also granted the underwriters the right to purchase up to 322,500 additional shares to cover any over-allotments.

     Sound Advice's common stock is quoted on the Nasdaq National Market under the symbol "SUND." On May 4, 2000, the last reported sale price of the common stock was $10.00 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Offering price..............................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Sound Advice..................   $          $
Proceeds, before expenses, to the selling shareholders......   $          $

     The representatives of the underwriters will also receive warrants to
purchase 200,000 shares of our common stock at an exercise price of $     .

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FAHNESTOCK & CO. INC.                                           RYAN, BECK & CO.

                                       , 2000

                                 [INSIDE COVER]

                        [PICTURE OF SOUND ADVICE STORE]

                       [PICTURE OF BANG & OLUFSEN STORE]

                     [PICTURE AND DESCRIPTION OF PRODUCTS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Cautionary Note Regarding Forward-Looking Statements........   10
Price Range of Common Stock.................................   11
Use of Proceeds.............................................   11
Dividend Policy.............................................   11
Capitalization..............................................   12
Selected Consolidated Financial and Operating Data..........   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Business....................................................   21
Management..................................................   32
Principal and Selling Shareholders..........................   39
Certain Transactions........................................   40
Description of Capital Stock................................   41
Underwriting................................................   42
Legal Matters...............................................   43
Experts.....................................................   43
Available Information.......................................   44

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus before making an investment decision. Unless we indicate otherwise, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters. References to fiscal 1996 and fiscal 1997 refer to the twelve month periods ended June 30, 1996 and June 30, 1997, respectively. In February 1998, we changed our fiscal year-end from June 30 to January 31. References to the transition period refer to the seven month period beginning July 1, 1997 and ended January 31, 1998 which precedes the start of the new fiscal year and bridges the gap between our previous and new fiscal year ends. References to fiscal 1999 and fiscal 2000 refer to the twelve month periods ended January 31, 1999 and 2000, respectively.

     This prospectus contains forward-looking statements regarding our performance, strategy, plans, objectives, expectations, beliefs and intentions. The actual outcome of the events described in these forward-looking statements could differ materially. This prospectus, and especially the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contain discussions of some of the factors and risks that could contribute to those differences.

                                  SOUND ADVICE

OVERVIEW

     Sound Advice is a specialty retailer of high-end audio and video entertainment products and systems and mobile electronics. We provide our customers knowledgeable advice concerning product selection and system integration in conjunction with products incorporating the latest technology. We operate 28 stores in the State of Florida, the fourth largest state with the fastest growing population in the United States. We distinguish ourselves from most large retailers of consumer electronics by:

     - focusing on high-end audio, video, television and mobile electronics product categories produced by manufacturers whose premium products are not readily available in the general consumer marketplace;

     - offering the most innovative and technologically advanced products currently available;

     - featuring audition rooms, home theaters and demonstration areas in our stores to allow our customers to experience our products and systems;

     - enabling our customers to integrate these products into multi-room, multi-functional residential entertainment systems;

     - supporting our customers through every stage of product and system selection, purchase, installation, service and, in some cases, upgrades;

     - ensuring that our sales associates are well trained, highly knowledgeable and able to add value to our customers' experience; and

     - facilitating the design, installation and repair process through our at-home service support team.

     We currently operate 24 full-size stores, most of which are between 15,000 and 17,000 square feet. We offer over 2,100 products from approximately 150 high-end manufacturers. These products include home and car audio systems, large screen projection and conventional televisions, video products, personal electronics, car security systems, home entertainment furniture and related customized services and accessories. Our full-size stores also contain audition and demonstration areas in which customers are encouraged to experience and compare our products. We also operate four Bang & Olufsen stores, which are smaller, specialty boutiques featuring Bang & Olufsen products. Our Bang & Olufsen stores are typically 1,500 square feet.

     In fiscal 2000, our sales increased to $177,349,000, a 16.6% increase from the prior year. Comparable store sales in fiscal 2000 increased 13.1%. Average net sales were $7,161,000 per full-size store and $2,053,000 per Bang & Olufsen store. Our gross margin improved slightly to 35.1% from the prior fiscal year, while our income from operations increased to $6,782,000, a 103% increase from the prior year. Inventory turned 3.7 times in fiscal 2000.

THE CONSUMER ELECTRONICS INDUSTRY

     The consumer electronics industry is defined to include audio, video, mobile electronics, communications, information technology, multimedia and accessory products, as well as related services. According to the Consumer Electronics Association, total sales of consumer electronics in the United States were estimated to be $81 billion in 1999, a 7% increase from $75 billion in 1998, and are projected to increase to $85 billion in 2000.

     Growth in the consumer electronics market has historically been driven by the introduction of new products based on technological innovations. For example, the proliferation of video cassette recorders and compact disc players helped to accelerate growth in the 1980s. We believe that a new generation of technology offers the prospect of increased industry sales with the introduction of digital delivery systems such as high definition televisions (HDTV), digital audio players such as MP3 players, digital versatile discs players (DVD) and direct broadcast satellite systems. The Consumer Electronics Association estimates that digital video products will average 35% annual growth from 1999 to 2002. We believe that specialty retailers with sales personnel capable of understanding and communicating the benefits of technologically advanced products to consumers are well positioned to capture the anticipated increased sales.

GROWTH STRATEGY

     We have become the largest specialty consumer electronics retailer in Florida by delivering to consumers a total system solution for home entertainment and mobile electronics. Our solution integrates outstanding product selection, concept design, professional installation and after-market service and support. We intend to grow our business through the following strategies:

  Increase Same Store Sales

     We expect to increase our same store sales by continuing to focus on products incorporating the latest technology, since higher sales prices are typically associated with these products. For example, we believe that by offering an increasing number of digitally based products as they become available to the market, we can benefit from the higher prices at which these products are sold. In addition, we intend to increase our same store sales by expanding the capabilities that can be incorporated into our integrated systems. We recently began offering lighting and security systems as additional features to our integrated solutions.

  Open New Stores

     We opened two new full-size stores, one in Tallahassee and one in North Palm Beach, in November 1998 and four mall based Bang & Olufsen stores in February and December 1998, June 1999 and March 2000. We expect to continue to explore the opening of new stores in geographic areas within our existing Florida distribution network and advertising radius in order to realize efficiencies and cost benefits as a result of our clustering of stores. Our current plans are to open two new full-size stores and two new Bang & Olufsen stores in the next 18 months.

     We also expect to open our first Electronic Environments store, a 5,700 square foot format, in the summer of 2000. This store will be an entirely demonstration oriented environment, built to simulate a residential environment showcasing some of our integrated home entertainment systems. These aesthetically pleasing environments will allow visitors to experience our products and the integration of our systems. Depending upon the success of this store, we expect to open eight additional Electronic Environments stores in the next two years.

  Upgrade and Relocate Existing Stores

     We continually improve our existing stores by upgrading and rotating product displays and remodeling the stores' interiors. At times, we may choose to relocate our stores in connection with the need for expansion. In November 1999, we relocated and upgraded our Tampa-Dale Mabry location from a 7,400 square foot facility to a 15,000 square foot facility. We plan to relocate one of our Miami stores, which is currently housed in a 11,000 square foot facility, to a 15,700 square foot location in Miami. We believe this relocation will allow us to improve the store's visibility and increase customer traffic.

  Pursue Acquisitions

     We believe that we may gain significant benefits through strategic acquisitions of local and regional specialty retailers. Due to the fragmentation of the retail consumer electronics market, many opportunities exist for the acquisition of high-end stores. We have identified geographic markets with favorable demographics and intend to pursue acquisitions of local and regional stores with brand name recognition as a platform for expansion into those markets.

                                     * * *

     Sound Advice is a Florida corporation incorporated on March 12, 1974. In this prospectus, the terms "Sound Advice," "we," "us" and "our" mean Sound Advice, Inc. and our subsidiaries, unless otherwise required by the context.

WHERE TO CONTACT US

     Our principal executive offices are located at 1901 Tigertail Boulevard, Dania Beach, Florida 33004 and our telephone number is (954) 922-4434. Our Web site is www.wegivesoundadvice.com. The information on our Web site is not part of this prospectus.

THIS OFFERING

Shares offered by Sound Advice......     1,800,000 shares

Shares offered by the selling
shareholders........................     350,000 shares

Shares to be outstanding after this
offering............................     5,566,394 shares

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to open new stores,
                                         upgrade and relocate some existing
                                         stores, retire some of our
                                         indebtedness, pursue potential
                                         acquisitions and for general corporate
                                         purposes.

Nasdaq National Market symbol.......     SUND

     The number of shares to be outstanding after this offering does not include 860,500 shares reserved for issuance upon exercise of outstanding options and warrants and 200,000 shares issuable upon the exercise of the warrants to be issued to the representatives of the underwriters.

                      SUMMARY FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)

    The following table contains our summary consolidated financial and operating information. Information for the fiscal years ended June 30, 1996 and 1997, the seven month transition period ended January 31, 1998 and the fiscal years ended January 31, 1999 and 2000 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. Information for the seven months ended January 31, 1997 and the twelve months ended January 31, 1998 have been derived from our consolidated financial statements and are unaudited. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                                                                                   SEVEN
                                                                    SEVEN          MONTH          TWELVE
                                          FISCAL YEARS ENDED        MONTHS       TRANSITION       MONTHS      FISCAL YEARS ENDED
                                               JUNE 30,             ENDED       PERIOD ENDED       ENDED          JANUARY 31,
                                        ----------------------   JANUARY 31,    JANUARY 31,     JANUARY 31,   -------------------
                                          1996        1997           1997           1998           1998         1999       2000
                                        --------   -----------   ------------   ------------    -----------   --------   --------
                                                                 (UNAUDITED)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................  $165,384    $152,316       $98,558        $95,205        $148,963     $152,124   $177,349
  Cost of goods sold..................   116,174     102,298        67,005         64,234          99,527       98,893    115,057
                                        --------    --------       -------        -------        --------     --------   --------
    Gross profit......................    49,210      50,018        31,553         30,971          49,436       53,231     62,292
  Selling, general and administrative
    expenses..........................    52,393      49,045        29,827         29,903          49,122       49,893     55,510
                                        --------    --------       -------        -------        --------     --------   --------
  Income (loss) from operations.......    (3,183)        973         1,726          1,068             314        3,338      6,782
  Other income (expense):
    Interest expense..................    (1,526)     (1,556)         (891)          (897)         (1,562)      (1,417)    (1,367)
    Other income (expense)............        (4)        101            31             48             120           96       (107)
                                        --------    --------       -------        -------        --------     --------   --------
  Income before income taxes
    (benefit).........................    (4,713)       (482)          866            219          (1,128)       2,017      5,308
  Income taxes (benefit)..............      (486)        389           475          1,175           1,089        1,310     (1,218)
                                        --------    --------       -------        -------        --------     --------   --------
    Net income (loss).................  $ (4,227)   $   (871)      $   391        $  (956)       $ (2,217)    $    707   $  6,526
                                        ========    ========       =======        =======        ========     ========   ========
  Common and common equivalent per
    share amounts:
    Basic earnings (loss) per share...  $  (1.13)   $   (.23)      $   .10        $  (.26)       $   (.59)    $    .19   $   1.74
    Diluted earnings (loss) per
      share...........................  $  (1.13)   $   (.23)      $   .10        $  (.26)       $   (.59)    $    .18   $   1.55
  Weighted average number of shares
    outstanding -- basic..............     3,729       3,729         3,729          3,729           3,729        3,730      3,746
  Weighted average number of shares
    outstanding -- diluted............     3,729       3,729         3,729          3,729           3,729        3,965      4,223
STORE DATA:
  Number of stores open at end of
    period:
    Full-size stores..................        21          21                                           22           24         24
    Bang & Olufsen stores.............        --          --                                           --            2          3
  Weighted average net sales per
    store:
    Full-size stores..................  $  7,875    $  7,253                                     $  7,038     $  6,669   $  7,161
    Bang & Olufsen Stores.............        --          --                                           --        1,770      2,053

                                          FISCAL YEAR ENDED
                                             JANUARY 31,
                                        ----------------------
                                          1999        2000
                                        --------   -----------
SELECTED CONSOLIDATED OPERATING DATA:
  Gross profit margin.................     35.0%       35.1%
  Operating income margin.............      2.2%        3.8%
  Store contribution to profit and
    corporate expenses(1).............  $ 17,460    $ 26,965
  Comparable store sales increase
    (decrease)(2).....................    (3.2)%       13.1%

                                           JANUARY 31, 2000
                                        ----------------------
                                                       AS
                                         ACTUAL    ADJUSTED(3)
                                        --------   -----------
BALANCE SHEET DATA:
  Working capital.....................  $ 13,020    $ 25,587
  Total assets........................    60,932      64,672
  Revolving line of credit............     7,310          --
  Total debt, excluding revolving line
    of credit.........................     5,677         796
  Shareholders' equity................    22,692      38,622

---------------

(1) Refers to gross profit after deducting selling expenses including labor, advertising, store level operations and pre-opening expenses. Store contribution is presented to provide additional information about us and is commonly used as a performance measurement by retail companies. Store contribution should not be considered in isolation or as a substitute for operating income, cash flow from operating activities and other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of our profitability or liquidity. Our calculation of store contribution may not be comparable to similarly titled items reported by other companies.
(2) Refers to the percentage change in sales for stores open for at least one year.
(3) Adjusted to reflect the sale of 1,800,000 shares of common stock offered by us at an assumed public offering price of $10.00 (the closing price on May 4, 2000), after deducting the estimated underwriting discount and offering expenses payable by us.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and all the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could have a material adverse effect on our business, financial condition or operating results and could result in a partial or complete loss of your investment.

  IF NEW PRODUCTS ARE NOT INTRODUCED OR ACCEPTED BY CONSUMERS, OR IF WE DO NOT ACCURATELY PREDICT AND RESPOND TO CONSUMER DEMANDS FOR NEW PRODUCTS, OUR BUSINESS WILL BE NEGATIVELY AFFECTED.

     The demand for our products depends to a large extent on the periodic introduction and availability of new products and technologies by third parties. Many products that incorporate the newest technologies, such as DVD and HDTV, are subject to significant technological changes and pricing limitations. They are also subject to the actions and cooperation of third parties such as cable and satellite television broadcasters and movie distributors. These products or other new products, including new digital formats, may never achieve widespread consumer acceptance. Furthermore, the introduction or expected introduction of new products or technologies may depress sales of existing products and technologies, without a comparable increase in sales of new products in the same period due to uncertainty regarding consumer acceptance of the new products. Significant deviation from the projected demand for products we sell may have a material adverse effect on our results of operations and financial condition, either from lost sales or lower margins due to the need to mark down excess inventory. Any sustained failure by us to identify and respond to changes in consumer demand and preferences would have a material adverse effect on our results of operations and financial condition.

  WE OPERATE IN A HIGHLY COMPETITIVE BUSINESS ENVIRONMENT AND MAY NOT BE ABLE TO SUSTAIN OUR PROFITABILITY.

     The retail consumer electronics industry is highly competitive. We primarily compete against retailers that specialize in one or more types of consumer electronics. We also compete against national and regional large format merchandisers and superstores, such as Circuit City and Best Buy, which sell, among other products, audio and video consumer electronics similar and in some cases identical to those we sell. The large format stores continually expand their geographic markets, and that expansion may increase competition within our markets. To a lesser extent, we compete with Internet retailers of electronic goods. Some of our competitors have substantially greater financial resources than we do, which may increase their ability to purchase inventory at lower costs or to initiate and sustain predatory price competition.

     A number of different competitive factors could have a material adverse effect on our results of operations and financial condition, including:

     - adoption by existing competitors of a merchandising strategy of upscale products within innovative store formats;

     - pricing strategies on identical products;

     - expansion by existing competitors;

     - entry by new competitors into markets in which we currently operate; and

     - increased operational efficiencies of competitors.

  IF WE DO NOT MANAGE OUR GROWTH WELL, OUR BUSINESS WILL BE NEGATIVELY AFFECTED.

     Our future growth depends on our ability to open new stores in both existing and new geographic markets and to operate those stores profitably. We may not be able to achieve successful expansion or to integrate effectively any new stores into our existing operations. If we open additional stores in new geographic markets, we may face competitive and merchandising challenges different from those we currently face or previously faced within our existing geographic markets. In addition, we may incur higher costs related to advertising, administration and distribution as we enter new markets. There are a number of factors which could affect our ability to open new stores. Some of these factors also affect the ability of our newly opened stores to achieve sales and profitability levels comparable with our existing stores, or to become profitable at all. These factors include:

     - our identification and acquisition of suitable sites and the negotiation of acceptable leases for our stores;

     - our ability to hire, train and retain skilled personnel;

     - the availability of adequate management and financial resources;

     - our ability to adapt our distribution and other operational and management systems to an expanded network of stores;

     - the ability and willingness of vendors to supply products to us on a timely basis at competitive prices;

     - continued consumer demand for our products at levels that can support acceptable profit margins;

     - our ability to effectively compete in new markets; and

     - our ability to achieve cost effective print and radio advertising.

  SINCE ALL OF OUR STORES ARE LOCATED IN THE STATE OF FLORIDA, OUR BUSINESS COULD BE MATERIALLY HARMED BY CONDITIONS AFFECTING THE STATE OF FLORIDA.

     All of the 28 stores we operate are located in the State of Florida. The geographical concentration of our stores makes us particularly vulnerable to adverse events in these markets, including regional competition, unfavorable regional economic conditions or adverse weather events such as hurricanes.

  WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR SALES WHICH RESULT IN FLUCTUATIONS IN OUR QUARTERLY RESULTS.

     Seasonal shopping patterns affect our business. The fourth quarter, which includes the holiday shopping season, generates a substantial portion of our operating income. As a result, any factors negatively affecting us during the fourth calendar quarter, including insufficient quantities of products from vendors or adverse weather, could have a material adverse effect on our results of operations for the entire year.

  OUR OPERATING RESULTS AND COMPARABLE STORE SALES MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH COULD CAUSE OUR STOCK PRICE TO DROP.

     Our quarterly results of operations and comparable store sales may fluctuate based upon the following factors:

     - timing of new store openings and new store acquisitions;

     - the amount of net sales contributed by new and existing stores;

     - our sales mix;

     - profitability of sales of particular products;

     - consumer trends;

     - changes in our product offering;

     - timing of promotional events;

     - adverse weather conditions;

     - opening of new stores within geographic areas where we have existing stores; and

     - the amount of store pre-opening expenses.

     Fluctuations in our net income, quarterly operating results or comparable store results could cause the price of our common stock to decline.

  A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD RESULT IN REDUCED CONSUMER DEMAND FOR THE PRODUCTS WE SELL AND COULD NEGATIVELY AFFECT OUR BUSINESS.

     When general economic conditions are uncertain or negative, consumers may choose to spend less on luxury items. As such, a downturn in the U.S. economy or an uncertain economic outlook could cause a decrease in the consumer demand for many of the products that we market.

  OUR EXECUTIVE OFFICERS ARE IMPORTANT TO OUR BUSINESS AND THEIR LOSS WOULD NEGATIVELY AFFECT US.

     Our success depends upon the active involvement of senior management personnel, particularly Peter Beshouri, our Chairman of the Board, Chief Executive Officer and President, and Michael Blumberg, our Senior Vice President. The loss of the full-time services of Messrs. Beshouri or Blumberg or other members of senior management could have a material adverse effect on our results of operations and financial condition. We carry key man life insurance for Mr. Beshouri in the amount of $5,000,000 and are the sole beneficiary of this policy. We have entered into employment agreements with Messrs. Beshouri, Blumberg, Christopher O'Neil, our Executive Vice President, Chief Operating Officer and Secretary, and Kenneth L. Danielson, our Chief Financial Officer and Treasurer.

  OUR GROWTH STRATEGY PARTIALLY DEPENDS ON ACQUISITIONS. IF WE ARE UNABLE TO ACQUIRE BUSINESSES ON FAVORABLE TERMS OR SUCCESSFULLY INTEGRATE AND MANAGE THE BUSINESSES ACQUIRED, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     While we have made no material acquisitions recently, we plan to evaluate opportunities to acquire additional stores and operations in Florida and nationally as opportunities arise. Acquisitions may result in greater administrative burdens and in additional operating costs and, if financed with debt, additional interest costs. Acquisitions may involve the following risks:

     - diversion of management's attention to the assimilation of operations and personnel of the acquired companies;

     - the difficulty of integrating acquired companies into our management information and financial reporting systems;

     - possible adverse short-term effects on our operating results and an adverse impact on earnings from the amortization of acquired intangible assets or other costs;

     - if financed with equity, potential per share dilution to existing shareholders; and

     - facing different competitive and merchandising challenges than those we currently face.

     There can be no assurance that we will be able to find, finance and complete suitable acquisitions on terms acceptable to us, that we will be able to integrate effectively any acquisitions made, that the businesses acquired can be operated profitably, or that we can assimilate the operations of those businesses into our own operations.

  WE RELY ON A LIMITED NUMBER OF SUPPLIERS AND ARE DEPENDENT ON CONTINUED RELATIONSHIPS WITH THEM.

     The success of our business depends to a significant degree upon our ability to obtain merchandise from our suppliers, particularly our brand-name suppliers of stereo and video equipment such as Sony, Mitsubishi, Panasonic, Yamaha, B&W, Alpine, and Bang & Olufsen. We do not have any long term merchandise purchase contracts with any manufacturers or other vendors and typically order our inventory through purchase orders. Of the approximately 150 manufacturers from whom we purchase products, five accounted for approximately 53% of our purchases during fiscal 1999 and fiscal 2000. The loss of any of these key vendors or our failure to establish and maintain relationships with these or other vendors could have a material adverse effect on our results of operations and financial condition. It is possible that we will be unable to acquire sufficient quantities or an appropriate mix of consumer electronics at acceptable prices.

  COSTS AND AVAILABILITY OF THE INVENTORY WE PURCHASE FROM FOREIGN VENDORS OR THEIR DOMESTIC AFFILIATES MAY BE SUBJECT TO GREATER UNPREDICTABILITY THAN DOMESTICALLY PURCHASED INVENTORY.

     We purchase a portion of our inventory from overseas vendors, particularly vendors headquartered in Japan or their domestic affiliates. While all of our purchases are made in U.S. dollars, changes in trade regulations, currency fluctuations or other factors may increase the cost of items we purchase from foreign vendors or create shortages of these items, which could in turn have a material adverse effect on our results of operations and financial condition.

  FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

     Following this offering, we will have 5,566,394 shares of common stock outstanding. The 2,150,000 shares offered in this offering will be freely tradable. Approximately 818,820 of the remaining outstanding shares are subject to lock-up agreements with the underwriters, under which the holders of those shares have agreed, with some exceptions, not to sell, offer or contract to sell, sell short, engage in some hedging transactions with respect to, or otherwise dispose of any shares of common stock for a period of 90 days after the date of this prospectus, without the prior written consent of the underwriters. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some circumstances to the provisions of Rule 144 under the Securities Act of 1933.

     As of the date of this prospectus, approximately 860,500 shares of common stock are issuable pursuant to currently exercisable options and warrants. Of these 860,500 shares, 643,000 shares are subject to lock-up agreements. In addition, 200,000 shares of common stock are issuable upon exercise of the warrants to be issued to the representatives of the underwriters. Sales of substantial amounts of common stock in the public market, or the perception that those sales could occur, could have a material adverse effect on the market price of the common stock.

  WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

     Some provisions of our articles of incorporation, bylaws and Florida law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, we have a staggered board of directors and cumulative voting can be used if so elected by a holder of 15% or more of our common stock.

     In May 1997, our board of directors adopted a common stock purchase rights plan and subsequently declared a dividend distribution of one common stock purchase right on each outstanding share of common stock. Each right has an initial exercise price of $12 for one share of common stock. Generally, the rights will be exercisable only if a person or group acquires 15% or more of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon that occurrence, each right, other than rights owned by the person or group making that acquisition or announcing that tender offer, will entitle the holder to purchase from us the number of shares of common stock having a market value equal to twice the exercise price of the right. Generally, prior to the acquisition by a person or group of beneficial ownership of 15% or more of the common stock, the rights are redeemable for $.001 per right at the option of the board of directors. The rights plan could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us without negotiating with our board of directors.

  OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO CONTROL AND GENERALLY DIRECT THE AFFAIRS OF OUR COMPANY.

     Upon completion of this offering, our executive officers and directors will beneficially own approximately 17.8% of our outstanding common stock, assuming the over-allotment option is exercised. If the over-allotment option is not exercised, they will, as a group, own approximately 22.5% of our outstanding common stock. As a result, those parties would be able to significantly influence our affairs if they were to act together.

  OUR STOCK PRICE MAY BE VOLATILE, WHICH MIGHT MAKE IT HARDER FOR YOU TO SELL YOUR SHARES AT A PREDICTABLE PRICE, IF AT ALL, AND MAY ALSO RESULT IN LITIGATION AGAINST US THAT COULD NEGATIVELY IMPACT OUR BUSINESS.

     The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a variety of internal and external factors. The stock market in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and our resources, which would materially adversely affect our results of operations and financial condition.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks and uncertainties and other factors that could cause our actual results, performance, prospects or opportunities beyond fiscal 2000 to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include:

     - the presence or absence of new products or new product features in our merchandise categories;

     - risks related to our ability to open and profitably operate new stores;

     - our ability to profitably relocate and expand existing stores;

     - fluctuations in consumer demands and preferences;

     - significant competition, including competition from Internet retailers;

     - seasonal fluctuations;

     - general economic conditions; and

     - changes in trade regulations and currency fluctuations.

     You should not place any undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted under the symbol "SUND" on the Nasdaq National Market.

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock on the Nasdaq National Market. Nasdaq National Market quotations are based on actual transactions and not bid prices.

                                                               PRICES
                                                            -------------
QUARTER ENDED                                               HIGH      LOW
-------------                                               ----      ---
April 30, 1998............................................   3 9/16    1 1/8
July 31, 1998.............................................   4 3/8     2 1/4
October 31, 1998..........................................   3 11/16   1 15/16
January 31, 1999..........................................   4 27/32   2

                                                               PRICES
                                                            -------------
QUARTER ENDED                                               HIGH      LOW
-------------                                               ----      ---
April 30, 1999............................................    4 5/8    2 1/4
July 31, 1999.............................................    8 3/8    3 1/16
October 31, 1999..........................................   10        6 11/32
January 31, 2000..........................................   12 3/4    7 7/8

                                                               PRICES
                                                            -------------
QUARTER ENDED                                               HIGH      LOW
-------------                                               ----      ---
April 30, 2000............................................   12 1/2    7

     The last sale price of our common stock on May 4, 2000 was $10.00 per share. As of April 28, 2000, there were 137 holders of record of our common stock. Based upon information previously provided to us by depositories and brokers, we believe that we have in excess of 1,000 beneficial owners.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of $15,930,000 from the sale of the 1,800,000 shares of common stock offered by us, based upon an assumed public offering price of $10.00 per share, the closing price on May 4, 2000 and after deducting the estimated underwriting discounts and expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling shareholders. We expect to use the net proceeds received by us from this offering to:

     - open new stores;

     - relocate and upgrade some existing stores;

     - pay the outstanding $7,310,000 balance on our revolving credit facility and, in December 2000, pay the outstanding balance under our fixed rate term loan which was $4,880,000 at January 31, 2000;

     - pursue potential acquisitions; and

     - fund working capital.

     Our revolving credit facility with Foothill Capital Corporation bears interest on the outstanding balance at prime rate plus 1% and allows for a LIBOR pricing option for one, two, three or six month periods at 2.5% over the corresponding LIBOR rate of the respective period. We pay a monthly fee based upon the unused portion of the commitment less $5,000,000 at a rate of .375% per annum. We are also obligated to pay an annual facility fee of $50,000. The revolving credit facility matures on July 31, 2001. The fixed rate term loan bears interest at a rate of 9.96%, matures in January 2003 and has a prepayment fee which is not material.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock and do not plan to pay cash dividends in the foreseeable future. Our revolving credit facility prohibits us from paying cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The table below shows our capitalization as of January 31, 2000: (1) on an actual basis and (2) as adjusted to reflect the application of the estimated net proceeds from the sale of 1,800,000 shares of common stock offered by us in this offering, based upon an assumed public offering price of $10.00 per share (the closing price on May 4, 2000) and after deducting the estimated underwriting discounts and expenses payable by us. This table should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                 JANUARY 31, 2000
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $   565      $ 4,305
                                                              =======      =======
Debt:
Revolving line of credit....................................    7,310            0
Long-term debt, including current portion...................    4,880            0
Capital lease obligations, including current portion........      796          796
                                                              -------      -------
          Total debt........................................   12,986          796
Shareholders' equity:
Common stock, $.01 par value; authorized 10,000,000 shares;
  3,766,394 shares issued and outstanding, actual; 5,566,394
  shares issued and outstanding, as adjusted................       38           56
Additional paid-in capital..................................   11,175       27,087
Retained earnings...........................................   11,479       11,479
                                                              -------      -------
          Total shareholders' equity........................   22,692       38,622
                                                              -------      -------
          Total capitalization..............................  $35,678      $39,418
                                                              =======      =======

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)

    The selected consolidated statement of operations and balance sheet data set forth below for the fiscal years ended June 30, 1996 and 1997, the seven month transition period ended January 31, 1998 and the fiscal years ended January 31, 1999 and 2000 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. The selected consolidated statement of operations data for the seven months ended January 31, 1997 and the twelve months ended January 31, 1998 have been derived from our consolidated financial statements and are unaudited. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                                                                                 SEVEN MONTH      TWELVE
                                            FISCAL YEARS ENDED    SEVEN MONTHS    TRANSITION      MONTHS      FISCAL YEARS ENDED
                                                 JUNE 30,            ENDED       PERIOD ENDED      ENDED          JANUARY 31,
                                            -------------------   JANUARY 31,    JANUARY 31,    JANUARY 31,   -------------------
                                              1996       1997         1997           1998          1998         1999       2000
                                            --------   --------   ------------   ------------   -----------   --------   --------
                                                                  (UNAUDITED)                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
  Net sales...............................  $165,384   $152,316     $98,558        $95,205       $148,963     $152,124   $177,349
  Cost of goods sold......................   116,174    102,298      67,005         64,234         99,527       98,893    115,057
                                            --------   --------     -------        -------       --------     --------   --------
    Gross profit..........................    49,210     50,018      31,553         30,971         49,436       53,231     62,292
  Selling, general and administrative
    expenses..............................    52,393     49,045      29,827         29,903         49,122       49,893     55,510
                                            --------   --------     -------        -------       --------     --------   --------
  Income (loss) from operations...........    (3,183)       973       1,726          1,068            314        3,338      6,782
  Other income (expense):
    Interest expense......................    (1,526)    (1,556)       (891)          (897)        (1,562)      (1,417)    (1,367)
    Other income (expense)................        (4)       101          31             48            120           96       (107)
                                            --------   --------     -------        -------       --------     --------   --------
  Income before income taxes (benefit)....    (4,713)      (482)        866            219         (1,128)       2,017      5,308
  Income taxes (benefit)..................      (486)       389         475          1,175          1,089        1,310     (1,218)
                                            --------   --------     -------        -------       --------     --------   --------
    Net income (loss).....................  $ (4,227)  $   (871)    $   391        $  (956)      $ (2,217)    $    707   $  6,526
                                            ========   ========     =======        =======       ========     ========   ========
  Common and common equivalent per share
    amounts:
    Basic earnings (loss) per share(2)....  $  (1.13)  $   (.23)    $   .10        $  (.26)      $   (.59)    $    .19   $   1.74
    Diluted earnings (loss) per
      share(2)............................  $  (1.13)  $   (.23)    $   .10        $  (.26)      $   (.59)    $    .18   $   1.55
  Weighted average number of shares
    outstanding -- basic..................     3,729      3,729       3,729          3,729          3,729        3,730      3,746
  Weighted average number of shares
    outstanding -- diluted................     3,729      3,729       3,729          3,729          3,729        3,965      4,223
STORE DATA:
  Number of stores open at end of period:
    Full-size stores......................        21         21                                        22           24         24
    Bang & Olufsen stores.................        --         --                                        --            2          3
  Weighted average net sales per store(3):
    Full-size stores......................  $  7,875   $  7,253                                  $  7,038     $  6,669   $  7,161
    Bang & Olufsen stores.................        --         --                                        --        1,770      2,053
BALANCE SHEET DATA:
  Working capital.........................  $  8,625   $  7,791                                  $  5,586     $  4,762   $ 13,020
  Total assets............................    49,056     46,550                                    51,789       55,217     60,932
  Revolving line of credit................     9,100     11,875                                    10,700       13,776      7,310
  Total debt, excluding revolving line of
    credit................................     1,728      1,562                                     1,459        1,273      5,677
  Shareholders' equity....................    17,169     16,298                                    15,342       16,058     22,692

                              OTHER OPERATING DATA
                                 (IN THOUSANDS)

                                                 FISCAL YEARS ENDED
                                                    JANUARY 31,
                                                --------------------
                                                 1999         2000
                                                -------      -------
SELECTED CONSOLIDATED OPERATING DATA:
  Gross profit margin.......................       35.0%        35.1%
  Operating income margin...................        2.2%         3.8%
  Store contribution to profit and corporate
    expenses(4).............................    $17,460      $26,965
  Comparable store sales increase
    (decrease)(5)...........................       (3.2)%       13.1%
BANG & OLUFSEN DATA:
  Total sales...............................    $ 2,065      $ 5,457
  Store margin..............................       41.4%        40.6%
  Store contribution to profit and corporate
    expenses(4).............................    $   515      $ 1,089

---------------

(1) We eliminated personal computers from our product mix in January 1996.
(2) In December 1997, we adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" which establishes new guidelines for the calculations of earnings per share. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed using the exercise of stock options, and their related income tax effects, if any. Earnings per share for all periods have been restated to reflect the adoption of this statement.
(3) Weighted average net sales per store represents the net sales of our full-size and Bang & Olufsen stores for the period divided by the number of full-size and Bang & Olufsen stores open during the period, weighted to account for stores open for only a portion of the period.
(4) Refers to gross profit after deducting selling expenses including labor, advertising, store level operations and pre-opening expenses. Store contribution is presented to provide additional information about us and is commonly used as a performance measurement by retail companies. Store contribution should not be considered in isolation or as a substitute for operating income, cash flow from operating activities and other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of our profitability or liquidity. Our calculation of store contribution may not be comparable to similarly titled items reported by other companies.
(5) Refers to the percentage change in sales for stores open for at least one year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion along with our consolidated financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under "Risk Factors." Our actual results, performance and achievements beyond fiscal 2000 may differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

OVERVIEW

     We are a specialty retailer of high-end audio and visual entertainment products and integrated systems, many of which incorporate the latest technology. We were formed on March 12, 1974 and opened our first store in October 1974. Since our founding, we have continually refined our merchandising strategy. In January 1996, we reviewed our product categories and their performance in terms of margin contribution, importance to our high-end market niche strategy and availability from other retailers in our markets. Based on this review, we discontinued the sales of personal computers which had been added to the product mix in the fall of 1994, reduced or eliminated products with minimal margin contribution and reduced the overall number of product offerings in non-core product categories.

     As a result of this process, our merchandising became focused on high-end products in the core categories of audio, video and mobile electronics. These changes reduced sales by $13,000,000, or 7.9%, and increased gross profit by $800,000, or 1.6%, from fiscal 1996 to fiscal 1997. These changes also resulted in a significant improvement in our gross profit margin, from 29.7% in fiscal 1996 to 35.1% in fiscal 2000. Income from operations improved from a loss of $3,183,000 in fiscal 1996 to income of $6,782,000 by fiscal 2000. During the fiscal periods from 1996 to 2000, the percentage of net sales in the core categories of premium audio, video and mobile electronics increased from 76% of net sales to 89% of net sales. This strategy also positioned us to take advantage of the proliferation of products driven by the growth of digitally based technology. As a result of the cash flow generated from our operations, we were able to begin a store expansion and relocation program and embrace a new store format in the Bang & Olufsen stores. For the period from July 1997 to January 2000, we spent over $10,800,000 on capital expenditures primarily for new stores and revitalization of existing stores. This was funded through internally generated funds and borrowings available under our revolving credit facility. We currently operate 24 full-size units and four Bang & Olufsen units.

RESULTS OF OPERATIONS

     The following table sets forth for the seven month periods ended January 31, 1997 and 1998 and the twelve month periods ended January 31, 1998, 1999 and 2000 (i) certain items in our statements of operations expressed as a percentage of net sales and (ii) the percentage change in dollar amounts of these items as compared to the indicated period in the prior year.

                                               PERCENTAGE OF               PERCENTAGE OF                PERIOD-TO-PERIOD
                                                 NET SALES                   NET SALES                 PERCENTAGE CHANGE
                                            --------------------   -----------------------------   --------------------------
                                            SEVEN MONTH PERIODS     TWELVE MONTH PERIODS ENDED     TWELVE MONTH PERIODS ENDED
                                             ENDED JANUARY 31,              JANUARY 31,                   JANUARY 31,
                                            --------------------   -----------------------------   --------------------------
                                                                                                      1998           1999
                                                                                                   COMPARED TO    COMPARED TO
                                               1997        1998       1998        1999     2000       1999           2000
                                            -----------    -----   -----------    -----    -----   -----------    -----------
                                            (UNAUDITED)            (UNAUDITED)
Net sales.................................     100.0%      100.0%     100.0%      100.0%   100.0%       2.1%          16.6%
Cost of goods sold........................      68.0        67.5       66.8        65.0     64.9        (.6)          16.3
                                            ---------      -----   ---------      -----    -----   ---------      ---------
Gross profit..............................      32.0        32.5       33.2        35.0     35.1        7.7           17.0
Selling, general and administrative
  expenses................................      30.3        31.4       33.0        32.8     31.3        1.6           11.3
                                            ---------      -----   ---------      -----    -----   ---------      ---------
Income from operations....................       1.7         1.1         .2         2.2      3.8      963.1          103.2
Other income (expenses):
Interest expense..........................      (0.9)       (0.9)      (1.0)        (.9)     (.8)      (9.2)          (3.5)
Other expenses, net.......................         *           *         .1           *        *          *              *
                                            ---------      -----   ---------      -----    -----   ---------      ---------
Income before income taxes (benefit)......       0.8         0.2        (.7)        1.3      3.0          *              *
                                            ---------      -----   ---------      -----    -----   ---------      ---------
Net income (loss).........................       0.4%       (1.0)%     (1.5)%       0.5%     3.7%         *              *
                                            =========      =====   =========      =====    =====   =========      =========

---------------

* Less than 0.1%

  Fiscal 2000 Compared to Fiscal 1999

     Net sales for fiscal 2000 were approximately $177,349,000, an increase of $25,225,000, or 16.6%, over the prior fiscal year. The increase in sales is primarily attributable to an increase in same store sales along with a full year's operation of the two new full-size stores and two Bang & Olufsen stores opened in the prior fiscal year and one additional Bang & Olufsen store acquired in June 1999. Sales increased in the core categories of audio, video, and mobile electronics and were partially offset by a decrease in sales of cellular phones, which have been de-emphasized in our product mix. Comparable store sales increased 13.1% during fiscal 2000.

     Cost of goods sold includes the cost of merchandise net of vendor rebates and discounts and allowances for product shrinkage and obsolescence. Our gross profit was approximately $62,292,000, an increase of $9,061,000, or 17.0%, in fiscal 2000 over the prior year. The increase in gross profit was directly related to our increase in sales resulting from greater demand for customized systems, home theater systems, digital audio and video equipment, along with a greater sales mix of higher margin products. Our gross margin was 35.1% in fiscal 2000 compared to 35.0% in fiscal 1999.

     Selling, general and administrative expenses, which we refer to as SG&A expenses, include costs related to sales commissions, salaries, advertising, warehouse and distribution, corporate expenses, store operations, including rent and utilities and depreciation. SG&A expenses for fiscal 2000 were approximately $55,510,000, an increase of $5,617,000, or 11.3%, over the prior year. The reason for the increase in SG&A expenses was due to increased sales commissions, which are based on the gross margin of products and services sold, increased costs associated with new stores opened in late fiscal 1999 and in fiscal 2000, net of a reduction in advertising costs. SG&A expenses as a percentage of net sales decreased to 31.3% in fiscal 2000 from 32.8% in the prior fiscal year. The decrease was partially attributable to a lower rate of growth in SG&A expenses due to some fixed expenses, during a period of increased sales from existing and new stores.

     Income from operations in fiscal 2000 was $6,782,000, an increase of $3,444,000, or 103.0%, over the prior fiscal year. Income from operations as a percentage of net sales increased to 3.8% in fiscal 2000 from 2.2% in fiscal 1999.

     Interest expense for fiscal 2000 was $1,367,000, a reduction of $50,000 from the prior fiscal year. The reduction in interest expense was primarily reflective of a decreased level of borrowings net of an increase in the effective interest rate, in relation to the prior fiscal year.

     In fiscal 2000, we recorded a net tax benefit of $1,218,000, which included a provision for income taxes payable based on pretax operating income, net of a reduction in the valuation reserve on deferred tax assets of $3,259,000. The valuation reserve was recorded because of our return to sustained profitability. The increase in the valuation reserve in the earlier periods resulted in an increase in the effective tax rate as a percent of pretax operating income. At January 31, 2000, there was no valuation allowance for deferred tax assets, and our effective tax rate is expected to be approximately 39% in fiscal 2001.

     Net income for fiscal 2000 was approximately $6,526,000, or $1.74 per share basic and $1.55 per share diluted, as compared to a net income of approximately $707,000, or $.19 per share basic and $.18 per share diluted, in fiscal 1999. The improvement in net income for fiscal 2000 was primarily a result of increased gross profit resulting from increased same store sales, new stores and the reduction of the valuation reserve for deferred tax assets.

  Fiscal 1999 Compared to the Twelve Month Period Ended January 31, 1998

     Net sales for fiscal 1999 were approximately $152,124,000, an increase of $3,161,000, or 2.1%, over the twelve month period ended January 31, 1998. The increase in sales was primarily attributable to the addition of two new full-size stores in November 1998 and two Bang & Olufsen stores in February 1998 and December 1998. Sales increased in the categories of audio and video and were partially offset by decreases in sales of cellular phones, personal electronics, extended warranties and mobile electronics. Comparable store sales, as adjusted for the new stores opened, decreased 3.2% in fiscal 1999.

     Gross profit for fiscal 1999 was approximately $53,231,000, an increase of $3,795,000, or 7.7%, over the twelve month period ended January 31, 1998. The increase in gross profit was attributable to our sales mix of higher margin products, which include the introduction of new digital audio and video products, and the increase in sales. Our gross profit margin was 35.0% in fiscal 1999 and 33.2% in the twelve month period ended January 31, 1998. The increase in gross profit margin was directly related to our improved sales mix.

     SG&A expenses for fiscal 1999 were approximately $49,893,000, an increase of $771,000, or 1.6%, over the twelve month period ended January 31, 1998. The primary reason for the increase in SG&A expenses was increased sales commissions. SG&A expenses as a percentage of net sales decreased to 32.8% in fiscal 1999 from 33.0% in the twelve month period ended January 31, 1998. The percentage decrease was attributable to SG&A expenses which increased at a lower rate as compared to the growth in sales.

     Income from operations in fiscal 1999 was approximately $3,338,000, an increase of $3,024,000, or 963.1%, compared to the twelve months ended January 31, 1998. Income from operations as a percentage of net sales increased to 2.2% in fiscal 1999 from 0.2% in the twelve month period ended January 31, 1998.

     Interest expense for fiscal 1999 was $1,417,000, a reduction of $145,000 from the twelve month period ended January 31, 1998. The reduction was primarily reflective of a lower effective interest rate on our revolving credit facility on an increased level of borrowings in relation to the prior period.

     In fiscal 1999, we recorded an income tax provision in the amount of $1,310,000 which included an amount for taxes payable based on pretax operating income and an increase in the valuation reserve on deferred tax assets of $818,000. The valuation reserve was increased until such time as we were able to achieve sustained profitability. As a result, we had an effective income tax rate of approximately 64.9% for fiscal 1999.

     Net income for fiscal 1999 was approximately $707,000, or $.19 per share, as compared to a net loss of approximately $2,217,000, or $.59 per share, in the twelve month period ended January 31, 1998.

  Seven Month Transition Period Ended January 31, 1998 Compared to Seven Month Period Ended January 31, 1997

     Net sales for the 1998 transition period were approximately $95,205,000, a decrease of approximately $3,353,000, or 3.4%, over the seven month period ended January 31, 1997. The net decrease in sales was primarily attributable to reduced video sales. Audio sales increased for the transition period but were more than offset by reduced sales of extended warranties, mobile electronics and personal and portable electronics. Comparable store net sales as adjusted for a new store and a relocated store decreased 5.3% in the 1998 transition period as compared to the seven month period ended January 31, 1997.

     Gross profit decreased by approximately $582,000, or 1.8%, in the 1998 transition period compared to the seven month period ended January 31, 1997. The reduction in gross profit was primarily related to the reduction in net sales. The gross profit margin was 32.5% in the 1998 transition period and 32.0% in the seven month period ended January 31, 1997. However, the increase in gross profit margin was directly related to our sales mix of higher margin product categories.

     SG&A expenses for the 1998 transition period were approximately $29,903,000, an increase of approximately $76,000, or 0.3%, over the seven month period ended January 31, 1997. SG&A expenses as a percentage of net sales increased to 31.4% in the 1998 transition period from 30.3% in the seven month period ended January 31, 1997. The percentage increase is directly attributable to the reduction in net sales from the previous comparable period.

     Income from operations was approximately $1,068,000, a decrease of $658,000, or 38.1%, compared to the seven month period ended January 31, 1997. Income from operations as a percentage of net sales decreased to 1.1% in the 1998 transition period from 1.7% in the seven month period ended January 31, 1997.

     Interest expense for the 1998 transition period was $897,000, an increase of $6,000 from the seven month period ended January 31, 1997.

     In the 1998 transition period, we recorded a tax provision of $1,175,000, which included a provision for income taxes payable based on pretax operating income and an increase in the valuation reserve on deferred tax assets of $804,000. This valuation reserve was increased until such time as we were able to achieve profitability. In previous fiscal periods, the valuation reserve on deferred tax assets had been increased based on the estimated realization of the deferred tax assets. The provision for income taxes and the increase in the valuation reserve on deferred tax assets resulted in an effective tax rate of 536% of pretax operating income.

     Net loss for the 1998 transition period was approximately $956,000, or $.26 per share, compared to net income of approximately $391,000, or $.10 per share, in the seven month period ended January 31, 1997. The net loss in the 1998 transition period was primarily attributable to the provision for income taxes based upon pretax income, along with the increase in the valuation reserve on deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, our primary sources of capital for working capital, expansion and growth have been our revolving line of credit, net cash from operations and vendor credit. Our primary cash requirements are for new store openings, relocations and upgrades of existing stores, as well as working capital to support our inventory requirements and SG&A expenses.

     In fiscal 2000, net cash provided by operating activities was approximately $2,236,000 resulting primarily from cash flows from net income of $6,526,000, a decrease in receivables of $1,217,000, an increase in accrued liabilities of $2,496,000, additional inventory of $4,400,000, a reduction in the allowance for deferred tax assets of $3,404,000 and a reduction in accounts payable of $2,426,000. In connection with our store expansion program, $3,237,000 of capital expenditures were incurred and funded from the $2,236,000 in net cash flows generated from operations, proceeds from the sale of assets and increased borrowings. We had working capital of approximately $13,020,000 at January 31, 2000, an increase of approximately $8,258,000 from January 31, 1999. The increase in working capital resulted primarily from increases in inventory and deferred tax assets and reductions in short term borrowings.

     Our amended revolving credit facility expires on July 31, 2001. The terms of the facility allow us to borrow, repay and reborrow up to $25,000,000 based upon a borrowing base equal to the lesser of 70% of eligible inventory, as defined, at cost, or 55% of eligible inventory at retail selling price. The availability under the facility is reduced by outstanding letters of credit. The revolving credit facility bears interest on the outstanding balance at the prime rate plus 1% and allows for a LIBOR pricing option for one, two, three or six month periods at 2.5% over the corresponding LIBOR rate for the respective period. We are eligible for a .25% reduction in interest in calendar 2000 or 2001 if we meet certain working capital requirements. We pay a monthly fee based upon the unused portion of the commitment less $5,000,000 at .375% per annum. We are required to pay an annual facility fee of $50,000 per annum. We are in compliance with all of our loan covenants.

     The amended revolving credit facility contains various affirmative and negative covenants including those requiring us to maintain a quarterly ratio of current assets to current liabilities of not less than 1.0 to 1.0 and maintain working capital at the end of each quarter of at least $2,000,000. In addition, cumulative net losses after October 1, 1997 may not exceed $4,000,000. The revolving credit facility limits the incurrence of additional debt, capital expenditures, acquisitions and investments and prohibits cash dividends.

     Borrowings under the revolving credit facility are collateralized by our assets, including our cash depository accounts, trade receivables, inventory, selected fixed assets and intangible assets.

     The interest rate under our revolving credit facility ranged between 7.15% and 10.25% during fiscal 2000. The 7.15% rate is a result of the LIBOR pricing option included as part of the amendment of the revolving credit facility. As of January 31, 2000, the outstanding borrowings under our revolving credit facility were approximately $7,310,000. The decrease of approximately $6,466,000 in outstanding borrowings in fiscal 2000 was primarily attributable to proceeds from a $5,000,000 term loan.

     In December 1999, we entered into a three year $5,000,000 term loan agreement. Under the terms of the agreement, principal and interest is payable in monthly installments at an effective annual interest rate of 9.96%. Proceeds from the term loan were used to repay borrowings under the revolving credit facility. The term loan is collateralized by the majority of our fixed assets.

     The term loan agreement contains various affirmative and negative covenants including those requiring us to maintain a quarterly ratio of current assets to current liabilities of not less than 1.0 to 1.0 and working capital at the end of each quarter of at least $2,000,000. In addition, cumulative net losses after October 1, 1997 may not exceed $4,000,000 and, until January 31, 2001, we must maintain a minimum interest coverage ratio, as defined, of no less than 3.5 to 1.0.

     We intend to use portions of the net proceeds from this offering to pay the outstanding $7,310,000 balance on our revolving credit facility and, in December 2000, plan to pay the $4,880,000 outstanding balance under the term loan. We will be subject to prepayment penalties in amounts that are not material.

     In June 1999, we sold our former Fort Lauderdale store property for approximately $794,000 cash net of expenses. After repayment of the outstanding mortgage, we received net proceeds of approximately $380,500.

     We currently believe that funds from this offering, combined with funds from our operations and borrowings available under our revolving credit facility and vendor credit programs will be sufficient to satisfy our projected operating cash requirements, and our store expansion and relocation plans during fiscal 2001. However, in order to continue store expansions and upgrades beyond 2001 or to pursue acquisitions as a part of our expansion strategy, we may need to seek additional sources of debt or equity financing.

SEASONALITY AND QUARTERLY RESULTS

     Historically, our business has been subject to seasonal variations, with greater sales and profits being realized during the year-end holiday season. One of the goals of our current marketing strategy is to minimize seasonal fluctuations by increasing our promotional activity during the remainder of the year from historical levels. These promotions are made by advertising through newspapers, radio, catalogs, and direct mail, and include vendor specific promotional sales in selected months. In addition to traditional consumer demand cycles, our results of operations fluctuate based on a number of factors including the timing of new store openings and relocations, changes in volume-related rebates from manufacturers, merchandising costs, price changes or unfavorable local, regional or national economic developments that result in reduced consumer spending.

                                                                         QUARTER ENDED
                              ---------------------------------------------------------------------------------------------------
                              APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,
                                1998        1998        1998          1999         1999        1999        1999          2000
                              ---------   --------   -----------   -----------   ---------   --------   -----------   -----------
                                                                        (IN THOUSANDS)
Net sales...................   $33,152    $32,959      $33,795       $52,218      $38,468    $40,684      $39,263       $58,934
Gross profit................    11,845     11,397       11,851        18,138       13,588     13,965       14,074        20,665
Income from operations......       606        155          532         2,045          961      1,227        1,266         3,328
Income before income taxes
  (benefit).................       245       (205)         252         1,725          621        881          958         2,848

INFLATION

     We believe, because of competition among manufacturers and technological changes in the consumer electronics industry, inflation has not had a significant effect on the results of our operations during the last few years.

INTEREST RATES

     Our exposure to market risk for changes in interest rates is limited to our outstanding revolving credit borrowings. Based on our outstanding revolving credit borrowings, a 1% change in the average effective interest rate would have an effect on income before income taxes of approximately $73,000.

                                    BUSINESS

OVERVIEW

     We are a full service specialty retailer of a broad range of selected high-quality, upscale entertainment and consumer electronics. We operate 24 full-size stores in the State of Florida, the fourth largest state with the fastest growing population in the United States. Our full-size stores sell home and car audio systems, large screen projection and conventional televisions, video products, mobile electronics, car security systems, home entertainment furniture and related customized services and accessories. We also operate four stores featuring Bang & Olufsen audio products and accessories. Our target customers seek informed advice concerning product selection and system integration in conjunction with products incorporating the latest technology.

INDUSTRY

     The consumer electronics industry is defined to include audio, video, mobile electronics, communications, information technology, multimedia and accessory products, as well as related services. According to the Consumer Electronics Association, total sales of consumer electronics in the United States were estimated to be $81 billion in 1999, a 7% increase from $75 billion in 1998, and are projected to increase to $85 billion in 2000. We believe that the following trends in the consumer electronics industry create significant opportunities for a specialty retailer of high-end audio and video products.

  Growth of Large Format, High Volume Retailers

     In recent years, consumer electronics retailing has become increasingly dominated by large format stores, including superstores and mass merchandisers. These stores typically attempt to achieve high sales volumes by marketing a wide variety of products to a broad segment of consumers, with an emphasis on introductory level products and relatively low prices. Many of the major department stores and catalog showroom companies have discontinued their sales of consumer electronics as a result of their inability to compete with large national superstores and discount merchandisers. Many national electronics retailers have sought to capitalize on the growth of particular product categories, such as personal computers, within the overall consumer electronics industry. We believe this emphasis has contributed to a decreased emphasis by those retailers on the higher-end audio and video products. We believe the emphasis of the mass merchandisers on high volume, lower priced merchandising prevents these stores from being able to provide the depth of product knowledge and the consumer service that we are able to provide. This, combined with our focus on high-end, high technology products, distinguishes us sufficiently so that we are not targeting our sales to the same market as the mass merchandisers.

  Consolidation of Consumer Electronics Retailers

     The retail consumer electronics industry is highly fragmented, and we estimate that the two largest superstore chains accounted for approximately 27% of the total sales attributable to the 100 largest retailers in 1998. We believe that the expansion of large format chains precipitated consolidation of the industry during the 1990s by placing competitive pressure on regional broadline consumer electronics retailers that had strategies that were undifferentiated from consumer electronics superstores and mass merchandisers. There was also increased pressure on smaller specialty retailers that were successfully differentiated but which operated at a disadvantage due to limited scale, media inefficiencies, reduced purchasing power and lack of management depth. We believe that small specialty retailers will continue to face significant competitive pressures. Therefore, regional specialty retailers with strong name recognition represent attractive acquisition opportunities for retailers with scale advantages to increase market share.

  Development of New Technologies

     Growth in the consumer electronics industry has historically been driven by the introduction of new products based on technological innovations. For example, in the 1980s, growth was accelerated by the proliferation of video cassette recorders and compact disc players. We believe that a new generation of technology offers the prospect of increased industry sales with the introduction of digital delivery systems, such as high definition televisions (HDTV), digital audio players such as MP3 players, digital versatile discs players (DVD) as well as direct broadcast satellite systems. The Consumer Electronics Association estimates that:

     - approximately 44,000 digital television units were sold in the first two months of 2000 and that 10 million digital television units are expected to be sold by 2003;

     - as of 1999, a total of four million DVD players had been sold;

     - an additional six million DVD players will be sold in 2000; and

     - sales of digital video products will average 35% annual growth from 1999 to 2002.

     We believe that specialty retailers with sales personnel capable of understanding and communicating the benefits of technologically advanced products to consumers are well positioned to capture the increased sales that may result should those products achieve market acceptance.

BUSINESS STRATEGY

     Our business strategy is to capitalize on our position as the upscale, full service consumer electronics alternative to our competitors. The following are some of the key elements of our business strategy:

  We Focus on Core Categories of Products

     We seek to satisfy demand for consumer electronics and home entertainment products, particularly in core product categories of audio, video, television and mobile electronics. We carry products and systems made by high-end manufacturers whose premium products are not readily available in the general consumer marketplace.

  We Offer High-End Products Incorporating the Most Advanced and Innovative Technology

     We offer our customers products and integrated entertainment systems that incorporate the latest technologies and features. A significant portion of our merchandise, such as products manufactured by Krell and Bang & Olufsen, is only available through select specialty retailers. We also carry high-end lines of products that are made by manufacturers whose lower-end lines are carried by mass marketers. For example, we carry the Sony Video & TV XBR, Mitsubishi Diamond, Pioneer Elite and Sony Audio ES product lines which are not broadly available. Our focus on premium products that are not part of the general consumer marketplace distinguishes us from most of the large retailers in our industry and, we believe, appeals to our target consumers.

  We Custom Design, Install and Service Integrated Multi-room Systems

     When requested, we visit our customers' homes and provide customized design and consultation services to help them create integrated multi-room audio-visual and entertainment environments. These integrated systems can include built-in centralized audio systems for multiple areas, including swimming pools and other outdoor areas, customized placement of flat-screen television sets, customized and remote controlled lighting systems, including means of controlling the degree of natural light in the environment, and other technologically advanced systems. Once these systems are designed and installed, we will return to the homes of our customers, as needed, in order to maintain and update these systems.

  We Showcase Products in Upscale Environments for our Customers to Experience

     At each of our full-size stores we have segregated audition rooms, home theaters and demonstration areas that enable sales personnel to demonstrate the use of systems and products we offer. This format allows our customers to compare and test the performance and features of similar products and systems. Our Bang & Olufsen stores feature multiple product displays and a discrete demonstration area which allows our customers to experience Bang & Olufsen products. Our first Electronic Environments store, which is scheduled to open in the summer of 2000, is an entirely demonstration oriented environment, built to simulate a residence and showcase some of our integrated systems. This new store format is meant to allow visitors to experience the integration and synergy of some of our systems in an architecturally and aesthetically appealing environment.

  We Maximize our Customers' Convenience in Every Stage of Product Purchase and Use

     We feel that it is important to participate in and provide premium customer support in every stage of product selection and use. We endeavor to provide useful product information and integration advice prior to purchases being made, including visiting the homes of our customers in order to suggest customized integrated systems. We permit our customers to audition purchased products at their homes and, if a customer is not satisfied, we accept products returned within 60 days for a refund or a credit toward the purchase of another product or system. Car audio products, if installed by us, carry a one-year "defective replacement guaranty" and, once we install car audio equipment, a customer will not be charged for reinstallation into another car, installation of component upgrades or reinstallation after repair service. We believe that being involved with the customer in the full scope of the product life cycle helps to develop customer loyalty.

  We Train our Sales and Service Associates to Provide Premium Service and
Advice

     In order to build and maintain customer satisfaction, we believe that it is important to assure that the products purchased by each customer are those that are best suited to their needs. We feel that having a knowledgeable sales force is critical to achieving this goal. As such, our sales personnel receive extensive technical product training in order to provide knowledgeable assistance to our customers. We emphasize the need to provide personal attention and assistance to each customer and seek to aid each customer's selection process by demonstrating products and providing information with respect to features, price, quality and system integration.

GROWTH STRATEGY

     In addition to our business strategy, which integrates outstanding product selection, concept design, professional installation and after-market service and support, we intend to grow our business by doing the following:

  Increase Same Store Sales

     We expect to increase our same store sales by continuing our focus on products incorporating the latest technology, since higher sales prices are typically associated with these products. For example, we feel that by offering an increasing number of digitally based products as they become available on the market, we can benefit from the higher prices at which these products are sold. We are also increasing our same store sales by expanding the capabilities that can be incorporated into our integrated systems. For example, we recently began to offer lighting and security solutions as additional features in our integrated designs.

  Open New Stores

     We opened two new full-size stores, one in Tallahassee and one in North Palm Beach, in November 1998 and four mall based Bang & Olufsen stores in February and December 1998, June 1999 and March 2000. We expect to continue to explore the opening of new stores in geographic areas within our existing Florida distribution network and advertising radius in order to realize efficiencies and cost benefits derived from the clustering of our stores. Our current plans are to open two new full-size stores and two new shopping mall based Bang & Olufsen stores in the next 18 months.

     We also expect to open our first Electronic Environments store in the summer of 2000, which will be housed in a 5,700 square foot facility. The store will be an entirely demonstration oriented environment, built to simulate a residential environment showcasing some of our integrated systems. These aesthetically pleasing environments will allow visitors to experience our products and the integration of our systems. Depending upon the success of this store, we expect to open eight additional Electronic Environments stores in the next two years.

  Upgrade and Relocate Existing Stores

     We continually improve our existing stores by upgrading and rotating product displays and remodeling the interiors. At times we have chosen to relocate our stores in connection with the need for expansion. In February 1998, we relocated and upgraded our Tampa - Dale Mabry location from a 7,400 square foot facility to a 15,000 square foot facility. We currently plan to move one of our Miami stores, which is currently housed in a 11,000 square foot facility, to another location in the area. This relocation will allow us to improve the store's visibility and increase customer traffic.

  Pursue Acquisitions

     We believe that we may gain significant benefits through strategic acquisitions of local and regional specialty retailers. Due to the fragmentation of the retail consumer electronics market, many opportunities exist for the acquisition of high-end stores. We have identified geographic markets with favorable demographics and intend to pursue acquisitions of local and regional stores with local brand-name recognition as a platform for expansion into those markets.

STORE OPERATIONS

  Stores

     We operate 24 full-size Sound Advice stores and four Bang & Olufsen stores in the State of Florida. Our full-size store format features multiple home audio and video audition and demonstration areas, extensive portable electronics displays and an area displaying large screen projection and conventional televisions. While our stores vary in size, most of our full-size stores range from 15,000 to 17,000 square feet.

     Our Bang & Olufsen stores feature Bang & Olufsen audio products and accessories. While our full-size stores allow our customers to sample any of our merchandise, the Bang & Olufsen stores only have selected products displayed. The Bang & Olufsen store format features multiple product displays and discrete product demonstration areas. Our Bang & Olufsen stores are typically 1,500 square feet. During fiscal 2001, we plan to add two additional Bang & Olufsen stores.

  Site Selection

     We typically locate our full-size stores in either freestanding buildings or strip shopping centers close to high automobile traffic areas. We locate our Bang & Olufsen stores in high pedestrian traffic shopping malls or retail areas. New store sites are selected on the basis of several factors, including location, relative competition, demographic characteristics of the local market and proximity to highways or major roadways. When selecting a new store site, we principally look for affluent markets with demographics that match our best performing markets. Our stores are generally located in major metropolitan areas and are close to regional malls or in other major shopping areas.

  Store Economics

     Our average investment for the 24 full-size stores we operate was approximately $2,100,000, including leasehold improvements, fixtures and equipment and inventory. The average net sales per full-size store was approximately $7,161,000 for fiscal 2000.

     Based on the cost of the last four full-size stores opened, we estimate that the cost, other than initial inventory, of an additional full-size store or relocation to a store built to suit for us to be between $1,150,000 and $1,550,000. Based on the initial inventory cost for those stores, we estimate the initial inventory cost for a new full-size store to be between $650,000 and $950,000. Pre-opening expenses incurred in connection with an additional full-size store are nominal.

     Our average investment for each of the four Bang & Olufsen stores we operate was approximately $405,000, including leasehold improvements, fixtures and equipment and inventory. The average net sales per Bang & Olufsen store was approximately $2,053,000 for fiscal 2000. Based on the cost of the four Bang & Olufsen stores, opened to date, we estimate the cost, other than initial inventory, of opening a mall based Bang & Olufsen store to be between $150,000 and $210,000. Based on the initial inventory cost for those stores, we estimate the initial inventory cost for a new Bang & Olufsen store to be between $50,000 and $150,000. Pre-opening expenses incurred in connection with an additional Bang & Olufsen store are nominal.

  Training

     We provide our new employees with extensive training tailored to the skills that are required for the employee to be a successful and effective part of our team. We believe that proper employee training is an effective tool for hiring and retaining our employees. We have the following employee training programs:

     - Newly hired sales associates undergo a three week course that is taught by our full time training personnel. This course includes two weeks of classroom instruction at our corporate headquarters and one week of training in one of our stores. The sales associates are also required to receive a total of ten hours of product specific training per month and to attend the four product seminars we conduct each year. Sales associates generally receive their training in our Hollywood store facility.

     - Newly hired custom home installers generally join us in an apprentice capacity, depending on their level of training, and will work with more senior installers until their skill levels are sufficiently developed. The custom home installers are required to receive an aggregate of ten hours of technical training per month and to attend a mandatory product seminar we conduct once a month. Some of our manufacturers, such as Krell, Martin Logan, Bang & Olufsen and Boston Acoustics, offer training sessions in various locations which our custom home installers attend as frequently as necessitated by new product offerings. The cost of such travel and training is typically shared between us and these manufacturers.

     - Newly hired custom mobile electronics installers as well as our newly hired service technicians typically join us in an apprentice capacity and are required to attend a minimum of six product seminars per year. To the extent that any of our manufacturers require certification of our automobile installers or service technicians to install or service their products, we allow the manufacturers to provide the requisite training at our locations to ensure that our custom mobile electronics installers and service technicians are appropriately certified.

  Store Management

     Each full-size store has its own management structure consisting of a full time general manager having overall responsibility at each location, a full time operations manager and, in some stores, a sales manager. Each of our full-size stores also has an individual in charge of the mobile electronics department. Each Bang & Olufsen store has its own store manager.

     Our sales management group consists of three regional sales vice presidents, each overseeing several stores, one of which oversees the Bang & Olufsen stores and custom sales, and all of whom report to our Chief Executive Officer. In addition, we have one mobile electronics sales director. We believe that this structure improves decision making and communication throughout our organization. We believe that our turnover rates for our employees are lower than industry averages. We have had minimal turnover at the management level and, with respect to those sales associates who have been employed by us for over one year, we estimate that we have a 12%-15% turnover in our audio and video specialties and a 30% turnover rate in our mobile electronics specialty. We regularly promote sales associates to positions of greater responsibility.

  Store Personnel Compensation

     Our compensation plan is designed to provide greater incentives to our sales associates to sell more than one product to a customer. Our sales associates are compensated pursuant to a plan with commissions which vary depending upon the type, price and gross margin of the product or service. Sales managers are compensated through base pay and bonuses based in part on our gross profit. Approximately two-thirds of our employees are compensated on a commission basis.

PRODUCTS AND SERVICES

  Products

     In most of our full-size stores, a customer can choose from more than 2,100 products and approximately 150 manufacturers. Our products and services may be grouped into the following categories:

CATEGORY                                   PRODUCTS                    SELECTED BRANDS
--------                                   --------                    ---------------
Television....................  Conventional, projection,       Sony TV, Mitsubishi, Pioneer,
                                plasma and LCD                  Panasonic, Toshiba, Loewe,
                                                                Sharp, Quasar, Runco and Proton

Video.........................  VCRs, camcorders, digital       Sony, Panasonic, Hughes,
                                cameras, DVD players, digital   Mitsubishi, Yamaha, Toshiba,
                                satellite systems and editing   Canon, Aiwa Video, Phillips
                                equipment                       Tivo, Pivoteli USA and Denon Video

Audio.........................  Audio systems and components,   Yamaha, B&W, Bose, Monster
                                compact disc players and        Cable, Bang & Olufsen,
                                recorders and speakers          Klipsch, Sony, Boston Home,
                                                                Niles Audio, Phillips,
                                                                Pioneer, Velodyne, Denon,
                                                                Krell, B&K and Martin Logan

Mobile Electronics............  Car and marine stereo           Alpine, Kenwood, Boston
                                components and speakers,        Acoustics, Sony, MTX, Eclipse,
                                wireless communications,        Panasonic, Kicker, XTANT,
                                installation services and       MBQuart, Magellan and Clifford
                                navigation equipment

Other.........................  Audio and video furniture,      N.E.W., Sony, Siemens,
                                telephone systems, personal     Bell'ogetti, Panasonic, Tech-
                                electronics, extended service   Craft, Laurier, JSP, Tova
                                contracts and repair services   Design, Bush and Phillips

     The table below shows the approximate percentage of our sales attributable to each of our major product and service categories for fiscal 1997 and 1996, the twelve month period ended January 31, 1998 and fiscal 1999 and 2000. The personal computer product group, which was added in fiscal 1995, was discontinued in January 1996.

                                                        FISCAL YEARS                   FISCAL YEARS
                                                           ENDED       TWELVE MONTH       ENDED
                                                          JUNE 30,     PERIOD ENDED    JANUARY 31,
                                                        ------------    JANUARY 31,    ------------
PRODUCT OR SERVICE CATEGORY                             1996    1997       1998        1999    2000
---------------------------                             ----    ----   -------------   ----    ----
Television and Video..................................   35%     37%         36%        39%     41%
Home Audio............................................   26      30          32         33      35
Mobile Electronics....................................   15      15          15         14      13
Service, Installation and Product Warranty............    9      10          10         10       9
Miscellaneous Products................................   10       8           7          4       2
Personal Computer.....................................    5      --          --         --      --
                                                        ---     ---    ----------      ---     ---
          Total.......................................  100%    100%        100%       100%    100%
                                                        ===     ===    ==========      ===     ===

     In the following product categories, we have been advised by the following manufacturers that we are the largest distributor of their products in the State of Florida:

CATEGORY                                       BRANDS
--------                                       ------
Television and Video.........................  Mitsubishi, Pioneer Elite, Pioneer Plasma and
                                               Loewe
Audio........................................  Yamaha, B&W, Bang & Olufsen, Klipsch, Boston
                                               Acoustics, Niles Audio, Velodyne, Krell and
                                               Martin Logan
Mobile Electronics...........................  Eclipse, Kicker, XTANT and MBQuart

  Services

     We support our product sales by providing many important customer services, including the following:

     - home delivery and setup;

     - home audio installation and design;

     - home theater installation and design;

     - home lighting and security system installation;

     - mobile electronics installation;

     - in-home repair service; and

     - in-store and in-home product instruction.

     Our service and repair facility is located at our corporate headquarters in South Florida. We are an authorized manufacturer's service representative for substantially all of our products and are reimbursed by the manufacturer for the service or repair we perform on products still covered by a manufacturer's warranty. Products brought to the stores by customers for service or repair are shipped to our service and repair facility through our warehouse distribution system.

     We offer, through an unrelated insurance company on a non-recourse basis, an extended warranty contract for most of the audio, video and other merchandise we sell, whereby a customer is provided coverage beyond the warranty period covered by the manufacturer. We collect the retail sales price of the extended warranty contract from the customer and remit the customer information and our cost for the contract to the insurance company. The warranty obligation is solely the responsibility of the insurance company, since the contract is between the customer and the insurance company. As an authorized service center for the insurance company, we may also perform the services required under the extended warranty contracts for which we are separately paid by the insurer. Revenues from the sale of extended warranty contracts have historically been between 2% to 3% of net sales.

     From time to time, in connection with the promotion of the sales of extended warranty contracts, we have offered our customers the ability to apply amounts paid for unused extended warranty contracts towards the purchase of merchandise. We have recorded a liability for the use of this redemption feature by our customers. This promotional program is no longer being offered.

  Customer Financing

     In addition to cash, we accept credit cards as a form of payment. Customers who qualify can obtain longer term financing by obtaining a Sound Advice credit card. We make this credit card available to our customers, without an annual fee, through a private label credit card arrangement with an unrelated finance company without recourse to us. We also periodically, as part of our promotional activities, make special financing programs available to our customers. Some of these programs may utilize a vendor issued credit card. We typically bear the cost of these special financing programs. However, some of our vendors periodically participate with and support us in the cost of financing promotions.

  Pricing

     Most of our manufacturers will provide us with a recommended selling price as well as a minimum allowed advertised price. We generally price our items based on the minimum allowed advertised price but may thereafter offer in-store promotions. We also offer a 60 day price guarantee which allows our customers to receive from us 100% of the difference between the amount paid by them and any lower price advertised for the identical product within 60 days of their purchase.

ADVERTISING AND MARKETING

     Our advertising strategy is to build name recognition as the premier retailer of high-end consumer electronics. We promote ourselves through an advertising program that emphasizes the print media and, to a lesser extent, radio advertising. While we use newspaper advertisements as a means of attracting new customers, we focus on direct mailings to our extensive customer database to promote repeat business. Direct mailings of catalogs or special invitations are made 8 to 12 times a year to those customers who are in our database. We also use radio advertising as a means to promote special sale events and promotions as well as to reach the younger segment of our targeted demographics.

     The following table shows our net advertising expense as a percentage of net sales for fiscal 1997, the twelve month period ended January 31, 1998 and fiscal 1999 and 2000. Net advertising expense represents gross advertising expense less market development funds, cooperative advertising and other promotional amounts received from vendors for incentive and promotional programs.

                                                      FISCAL YEAR    TWELVE MONTH    FISCAL YEARS ENDED
                                                         ENDED       PERIOD ENDED       JANUARY 31,
                                                        JUNE 30,      JANUARY 31,    ------------------
                                                          1997           1998         1999       2000
(DOLLARS IN THOUSANDS)                                ------------   -------------   -------    -------
                                                                      (UNAUDITED)
Net Advertising Expense.............................     $4,086         $4,371       $3,640     $2,881
Percentage of Net Sales.............................       2.7%           2.9%         2.4%       1.6%

     We also have a website at www.wegivesoundadvice.com. This website is designed to provide product information and support our advertising strategy. Our website is not designed to enable, nor do we plan to, conduct direct retailing through our website. This decision is based on the fact that we believe our products are best promoted in a demonstration based environment.

INFORMATION SYSTEMS

     We use a Tyler point-of-sale management information system that runs on UNIX-based Hewlett-Packard computer hardware that can be upgraded to accommodate future growth. This system tracks sales, inventory, purchasing and other key information on a real-time basis. We use the data generated by the system in order to:

     - maintain and compile a customer information database reflecting products and services historically purchased and used by our customers, which enables us to more effectively direct advertising and product information to selected customers;

     - monitor and analyze inventory levels, gross margin, product mix, and sales volume by categories, by sales personnel or on a per store basis;

     - replenish inventory from our warehouse based on minimum and maximum target levels established for each store and programmed into the system; and

     - review and analyze the performance of each of our stores and sales personnel on a daily basis.

SUPPLIERS, PURCHASING AND DISTRIBUTION

     We have no long-term merchandise purchase contracts or commitments. We acquire our products from approximately 150 manufacturers, five of which accounted for approximately 53% of our total product purchases during fiscal 2000. These five manufacturers were Sony, Mitsubishi, Panasonic, Yamaha and B&W. We believe that competitive sources of supply would be available for most of our products in the event that one or more of our sources were no longer available. However, a loss of a primary source of supply would be likely to have an adverse impact on us. To the extent that the unavailable source is for a product line for which we are the primary distributor in our markets, we may only be able to replace these products with products that are widely available in our markets.

     Our policy is to take advantage of cash or payment discounts offered by manufacturers. We have also been able to obtain substantial levels of manufacturers' rebates based on volume buying levels and on occasion we have been able to negotiate favorable terms on very large volume purchases. Since March 1986, we have been a member of the Progressive Retailers Organization, a buying group comprised of 16 retailers of home entertainment and consumer electronic products located throughout the country, such as Tweeter Home Entertainment and Ultimate Electronics. Membership in the Progressive Retailers Organization allows the members to combine their purchases in order to negotiate more favorable terms from vendors.

     Substantially all the inventory that we purchase is shipped directly to our central distribution facility located in Deerfield Beach, Florida. Inventory is also shipped to and distributed from our support warehouses located in Tampa and Orlando, Florida, which service the West Coast of Florida stores and Central Florida stores, respectively. Each store receives shipments of inventory from the central distribution and support warehouse facilities at least three times a week, thereby enabling each store to maintain appropriate inventories of all products and to promptly replenish inventories of fast moving merchandise. We believe that our distribution system allows us to support a broad selection of merchandise within the stores, while minimizing store level inventory requirements. Inventory turn was approximately 3.7 times during fiscal 2000.

COMPETITION

     Our principal competitors are the small specialty stores throughout the State of Florida. To a lesser extent, we compete with local and regional specialty stores that target the high-end market and larger national retailers, such as Best Buy and Circuit City, with whom we have a limited product overlap. While competition from Internet retailers will grow in the future, we believe that our products are best marketed in a demonstration oriented environment. We believe that this, combined with our on-location services, will keep us from facing significant direct competition from Internet retailers. Lastly, many of the manufacturers whose products we carry do not authorize the sale of their products on the Internet or, to the extent they authorize Internet sales, they establish minimum prices at which these products are to be offered. As such, the incentive for customers to purchase these products using the Internet is diminished.

EMPLOYEES

     As of the date of this prospectus, we employed approximately 790 persons, of whom approximately 75% were commissioned employees, including car stereo and mobile installers, service department technicians, sales associates and delivery and custom installers. Substantially all of our employees are full-time. Our employees are not unionized and we have never experienced a strike or work stoppage. We usually experience some employee turnover, particularly during the early term of their employment. We believe that our employee relations are good.

INTELLECTUAL PROPERTY

     We have registered the "Sound Advice" name in the State of Florida but not with the United States Patent and Trademark Office. We are not aware of any adverse claims regarding the use of the name "Sound Advice."

PROPERTIES

     Our 28 stores are clustered in each of four geographic areas: the south-east coast of Florida (14 stores), the south-west coast of Florida (eight stores), central Florida (three stores) and north Florida (three stores). Most of our stores are between 15,000 and 17,000 square feet. Retail selling area represents the substantial square footage of each store, with the balance used for merchandise storage and car audio and accessory installation. The stores are generally located either in freestanding buildings or in multi-store shopping centers. The stores are generally close to regional malls or in shopping districts. The following table sets forth specific data regarding each of our stores:

                                                        CURRENT               YEAR      APPROXIMATE TOTAL   LEASE EXPIRATION
                   REGION                            STORE LOCATION          OPENED      SQUARE FOOTAGE       WITH OPTIONS
                   ------                      --------------------------  -----------  -----------------   ----------------
FULL-SIZE STORES
Southeast Coast of Florida...................  North Palm Beach            Nov. 1998         18,500         Nov. 2022
                                                                                             15,000         Nov. 2021
                                               Aventura                    Nov. 1996
                                                                                             31,800(1)      Nov. 2019
                                               Hollywood                   Nov. 1994
                                                                                             15,000         Mar. 2022
                                               West Kendall                Aug. 1992
                                                                                             17,500         Nov. 2010
                                               Plantation                  Nov. 1990
                                                                                             20,800         Sept. 2010
                                               Hialeah Gardens             Nov. 1990
                                                                                             18,000         Jan. 2015
                                               Boca Raton                  Jan. 1990
                                                                                             16,300         Nov. 2010
                                               West Palm Beach             Nov. 1988
                                                                                             18,900         Aug. 2028
                                               Ft. Lauderdale              Nov. 1988
                                                                                             11,000         Jan. 2022
                                               South Kendall               Oct. 1983
                                                                                             13,300         Jan. 2002
                                               Coral Gables                Oct. 1974

West Coast of Florida........................  Tampa - Dale Mabry          Nov. 1999         15,000         Jan. 2025
                                                                                             16,000         Mar. 2018
                                               Naples                      Nov. 1997
                                                                                             15,300         Nov. 2034
                                               Fort Myers                  Nov. 1994
                                                                                             15,300         Apr. 2021
                                               Clearwater                  May 1991
                                                                                             17,200         Apr. 2014
                                               Tampa - Fowler              Nov. 1989
                                                                                             17,700         Sept. 2011
                                               St. Petersburg              Sept. 1989
                                                                                             13,000         Apr. 2007
                                               Sarasota                    May 1987

Central Florida..............................  Orlando - Sand Lake         Nov. 1990         15,400         Nov. 2020
                                                                                             10,800         Aug. 2007
                                               Altamonte Springs           Sept. 1988
                                                                                             15,400         Mar. 2013
                                               Orlando - East Colonial     July 1988

North Florida................................  Tallahassee                 Nov. 1998         15,000         Jan. 2014
                                                                                             15,000         Nov. 2021
                                               Jacksonville - Regency      Nov. 1991
                                                                                             16,240         Dec. 2021
                                               Jacksonville - Orange Park  Nov. 1991

BANG & OLUFSEN STORES
                                                                                              1,300         Nov. 2009
                                               South Miami                 Mar. 2000
                                                                                              1,100         Jan. 2009
                                               Naples                      June 1999
                                                                                              1,800         May 2011
                                               Boca Raton                  Dec. 1998
                                                                                              1,700         Feb. 2008
                                               Aventura                    Feb. 1998

ELECTRONIC ENVIRONMENTS
  STORE......................................  North Palm Beach            Summer 2000        5,700         Summer 2010

---------------

(1) Includes training facilities.

     Generally, the full-size store leases provide for a base rental with cost of living adjustments or stipulated annual percentage increases or a combination thereof. The leases for the Bang & Olufsen stores provide for a base rental with cost of living adjustments or annual percentage increases and a percentage of sales upon attainment of a specified level of sales. In addition, the leases generally require us to pay all or a portion of the real estate taxes and assessments, utilities, insurance and common area and interior maintenance and repairs.

     Our headquarters are located in a 53,900 square foot facility which contains our executive offices, accounting, data processing, purchasing and advertising operations and service and repair center. The lease expires in June 2001 and includes two additional one-year options. Our 56,300 square foot central warehouse and distribution facility is located in Deerfield Beach, Florida, approximately 15 miles north of our corporate headquarters. The lease for this facility expires in May 2002. Our new warehouse and support facility for our Florida West Coast Stores which we relocated in Tampa, Florida, contains approximately 12,500 square feet. The lease for this facility expires in January 2003, exclusive of two five-year renewal options. We also occupy a leased facility, which is approximately 10,000 square feet, in Orlando, Florida, which is used as a regional warehouse and support facility. The lease for this facility expires in May 2005 exclusive of a five year renewal option.

LEGAL PROCEEDINGS

     We are, from time to time, involved in litigation relating to claims arising out of our operations in the normal course of business. These claims against us are generally covered by insurance. We are not currently subject to any litigation which singularly or in the aggregate could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and directors:

NAME                                         AGE               PRINCIPAL POSITION
----                                         ---               ------------------
Peter Beshouri.............................  45    Chairman of the Board, President and Chief
                                                   Executive Officer
Michael Blumberg...........................  51    Senior Vice President, Secretary and
                                                   Director
Christopher O'Neil.........................  46    Executive Vice President, Chief Operating
                                                   Officer and Assistant Secretary
Kenneth L. Danielson.......................  49    Chief Financial Officer and Treasurer
G. Kay Griffith(1).........................  55    Director
William F. Hagerty, IV(1)..................  40    Director
Herbert A. Leeds(1)........................  83    Director

---------------

(1) Members of the audit committee and stock option committee of our board of directors.

     Our officers are elected annually by the board of directors and hold office until the next annual meeting of the Board of Directors or until their successors have been duly elected and qualified.

     Peter Beshouri, who has been an employee of Sound Advice since 1974, has served as our Chairman of the Board and Chief Executive Officer since August 1982. Before that, he was the general sales manager of Sound Advice, and had also served as a store manager and district manager. He was elected our President in May 1985. Mr. Beshouri currently serves as a director of Progressive Retailers Organization. In August 1995, Mr. Beshouri, together with Sound Advice and a former chief financial officer of Sound Advice, voluntarily agreed with the Securities and Exchange Commission, to the entry of a cease and desist order by the SEC concerning our Form 10-K for fiscal 1991 and Forms 10-Q for the quarters ended September 30 and December 31, 1991, which the SEC found in that order had been materially misstated. The cease and desist order with respect to Mr. Beshouri related to his supervisory responsibility in connection with Sound Advice violating provisions of the securities laws that require public companies to keep accurate books and records, to maintain appropriate internal accounting controls and to file accurate annual and quarterly reports. Mr. Beshouri did not admit or deny any wrongdoing. No fine or penalty was imposed by the SEC on Mr. Beshouri.

     Michael Blumberg, a founder and a director of Sound Advice, has served as Senior Vice President since May 1989. Prior to that, he served as Vice President beginning in August 1982, Vice President of Purchasing and Finance since May 1986 and Vice President of Purchasing and Marketing since October 1987. From our inception until February 1995, Mr. Blumberg served as Treasurer and, since October 1989, has also served as Secretary.

     Christopher O'Neil joined us in 1979 as a car audio buyer and has been serving as our Executive Vice President and Chief Operating Officer since February 1992. Prior to that, Mr. O'Neil served as Vice President of Purchasing beginning in May 1986, Vice President of Car Audio Purchasing in May 1989, which title changed to Vice President/Purchasing in May 1990. Since December 1990, Mr. O'Neil has also served as our Assistant Secretary.

     Kenneth L. Danielson joined our finance department in September 1993 and was named our Chief Financial Officer in October 1993. In February 1995, he was also elected Treasurer. Prior to joining us, Mr. Danielson was employed by Storer Communications, Inc., a large television broadcasting and cable company based in Miami, Florida, for approximately 15 years. During his employment with Storer, Mr. Danielson held various positions, including Director of Accounting, Assistant Treasurer, Vice President, Treasurer and Chief Financial Officer, with his positions as Vice President, Treasurer and Chief Financial Officer being held concurrently from November 1988 through August 1993. Prior to Mr. Danielson's employment by Storer, he was employed by Coopers & Lybrand LLP from 1971 to 1978. Mr. Danielson is a certified public accountant.

     G. Kay Griffith was elected a director of Sound Advice and a member of the audit committee of the board of directors in July 1992 and was appointed a member of the stock option committee in January 1997. Ms. Griffith joined us as an employee in May 1993 and served as our Executive Vice President and Chief Administrative Officer from September 1993 until February 1996. Since March 1998, Ms. Griffith has served as the President/Chief Executive Officer of the G&L Holding Group, Inc. and G&L Banks headquartered in Pensacola, Florida. In February 1996, Ms. Griffith formed Corporate Growth Consultants, Inc., a management consulting firm that specializes in finance, strategic planning and training. From the formation of that firm through 1997, Ms. Griffith performed consulting services for us. From June 1991 to May 1993, Ms. Griffith was Chairman and President/Chief Executive Officer of Admiralty Bank, headquartered in Palm Beach Gardens, Florida. From September 1983 to June 1991, she held a variety of officer positions with NationsBank of Florida, N.A., the last of which was Senior Vice President/Regional Banking Executive.

     William F. Hagerty, IV was elected a director of Sound Advice in February 1998 and a member of the audit committee of the board of directors in February 1998 and was appointed a member of the stock option committee in October 1999. Mr. Hagerty has been a principal of Hagerty, Peterson & Company, LLC, a private equity investment firm based in Washington, D.C., since 1996. In addition, since August 1996 Mr. Hagerty has been the Vice Chairman of National Electronics Warranty Corporation, an administrator of warranty programs based in Sterling, Virginia primarily engaged in the sale of product warranty contracts and through which administrator we offer customers extended warranty contracts for most of our products. From 1994 to present, Mr. Hagerty has been a principal of the Management Advisory Group, a Washington, D.C. based consulting firm which is a wholly-owned subsidiary of Hagerty, Peterson & Company, LLC. During 1993 and 1994, Mr. Hagerty was affiliated with Trident Capital, L.P., a private equity investment firm based in Chicago, Illinois. During the Bush Administration (1991-1993), Mr. Hagerty served in the White House as the Chief Economist of the President's Council on Competitiveness. From 1984 to 1991, he was a management consultant with the Boston Consulting Group serving as the senior expatriate in its Tokyo office with responsibility for all of that firm's international activities in Japan.

     Herbert A. Leeds was elected a director of Sound Advice in April 1996 and was appointed a member of our audit committee in May 1996 and our stock option committee in January 1997. Since 1975, Mr. Leeds has been President and Chief Executive Officer of Leeds Business Counseling, Inc., a consulting firm owned by him which has provided consulting services mainly to companies in the retail industry and developers of retail malls. Since forming that firm, Mr. Leeds has, from time to time, performed consulting services for us. Prior to launching his company, Mr. Leeds served as the President and Chief Executive Officer and held other senior executive positions with major department store chains.

COMPOSITION OF THE BOARD OF DIRECTORS

     Our board of directors currently consists of five members. The board of directors is divided into three staggered classes, consisting of two Class I directors, Herbert A. Leeds and William F. Haggerty, IV, one Class II director,
G. Kay Griffith and two Class III directors, Peter Beshouri and Michael Blumberg. The initial terms of the three classes will expire in 2000, 2001 and 2002, respectively. We believe that classification of the board of directors facilitates continuity and stability of its business strategies and policies as determined by the board of directors. Any shareholder holding 15% or more of the outstanding shares of common stock is entitled to require cumulative voting for the election of directors at the following meeting of the shareholders held in order to elect directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

     The audit committee of the board of directors makes recommendations concerning the engagement of independent public accountants, reviews the plans for and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public account-ants and reviews the adequacy of our internal accounting controls. The audit committee consists of G. Kay Griffith, William F. Hagerty, IV and Herbert A. Leeds.

     The stock option committee of the board of directors establishes and implements compensation policies and programs for our executive officers and exercises all powers of the board of directors in connection with our stock option plans. The stock option committee of the board of directors consists of
G. Kay Griffith, William F. Hagerty, IV and Herbert A. Leeds.

COMPENSATION OF DIRECTORS

     Directors who are also our officers or employees are not paid additional compensation for acting as a director. We have established a standard arrangement for compensating directors who are not our officers or employees for services provided in that person's capacity as a director. Effective January 1, 1998, each outside director receives a fee of $5,000 on a quarterly basis for serving as our director, as well as reimbursement of any out-of-pocket expenses incurred for travel, lodging and meals in connection with attendance at any meeting.

EXECUTIVE COMPENSATION

     The following table sets forth information about the compensation of our Chief Executive Officer and each of our three other executive officers whose combined salary and bonus exceed $100,000 during fiscal 1997, the transition period, fiscal 1999 and fiscal 2000 for services in all capacities (these individuals are referred to as named executives):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION        ------------------
                                             ----------------------------       SECURITIES             ALL OTHER
NAMES AND PRINCIPAL POSITION                 PERIOD    SALARY     BONUS     UNDERLYING OPTIONS        COMPENSATION
----------------------------                 ------   --------   --------   ------------------        ------------
Peter Beshouri.............................   2000    $400,000   $200,000         60,000                  0
  Chairman, President and                     1999     324,008     20,250              0                  0
  Chief Executive Officer                     1998*    189,005          0              0                  0
                                              1997     324,008          0        105,000(1)               0
Michael Blumberg...........................   2000     320,000     75,000         24,000                  0
  Senior Vice President                       1999     294,008      9,200              0                  0
                                              1998*    171,504          0              0                  0
                                              1997     294,008          0         90,000(1)               0
Christopher O'Neil.........................   2000     180,000     75,000         24,000                  0
  Executive Vice President                    1999     178,333      9,200              0               3,500(3)
  and Chief Operating Officer                 1998*     87,500          0              0               4,900(3)
                                              1997     150,000          0        101,000(1)(2)         8,367(3)
Kenneth L. Danielson.......................   2000     180,000     75,000         24,000                  0
  Chief Financial Officer and Treasurer       1999     180,000      9,200              0                  0
                                              1998*     93,333          0              0                  0
                                              1997     160,000          0        110,000(1)(4)            0

---------------

  * Seven-month transition period ended January 31, 1998.
(1) 75,000 of the options granted to each officer in fiscal 1997 were non-qualified stock options. Those options vested and became exercisable during fiscal 2000 with an exercise price of $1.89 per share and a term of five years expiring on April 28, 2002. The remainder of these options are qualified options.
(2) 11,000 of the incentive stock options issued to this officer in fiscal 1997 were issued in exchange for the cancellation of 11,000 incentive stock options previously granted to such officer in fiscal 1994 which had an exercise price of $6.29 per share and expired on September 21, 1998. The 11,000 incentive stock options which replaced the cancelled stock options have an exercise price of $1.69 per share and expire on March 9, 2002.
(3) This sum represents the aggregate amount of a monthly automobile allowance paid during fiscal 1997, the transition period and fiscal 1999.
(4) 20,000 of the incentive stock options issued to Mr. Danielson in fiscal 1997 were issued in exchange for the cancellation of 20,000 incentive stock options previously granted to him in fiscal 1994 which had an exercise price of

    $6.29 per share and expired on September 21, 1998. The 20,000 incentive stock options which replaced the cancelled stock options have an exercise price of $1.69 per share and expire on March 9, 2002.

     The annual compensation amounts set forth above do not include any amounts for perquisites and other personal benefits, securities or property extended to our named executives, such as life insurance and disability insurance, because we do not believe that, with respect to any individual, the dollar value of that other annual compensation would equal or exceed the lesser of $50,000 or 10% of the individual's total annual compensation shown above.

     Securities underlying options in the table above represent incentive stock options or non-qualified stock options issued pursuant to our 1999 stock option plan adopted in September 1999 or our 1986 stock option plan adopted in May 1986 as subsequently amended and restated.

                          OPTION GRANTS IN FISCAL 2000

     The following table shows all grants of options to the named executives during fiscal 2000. The table also shows the value of the options granted at the end of the option term of ten years if the price of our stock was to appreciate annually by 5% and 10%. We can not assure you that our stock price will appreciate at the rates shown in the table. All of the options set forth in the table were issued pursuant to our 1999 stock option plan and are immediately exercisable incentive stock options.

                                                INDIVIDUAL GRANTS
                                           ---------------------------
                                             NUMBER                                                   POTENTIAL REALIZABLE VALUE
                                               OF         PERCENT OF                                    AT ASSUMED ANNUAL RATES
                                           SECURITIES    TOTAL OPTIONS                                 OF STOCK APPRECIATION FOR
                                           UNDERLYING     GRANTED TO       EXERCISE                           OPTION TERM
                                             OPTIONS     EMPLOYEES IN        PRICE       EXPIRATION   ---------------------------
NAME                                         GRANTED      FISCAL YEAR     (PER SHARE)       DATE           5%            10%
----                                       -----------   -------------   -------------   ----------   ------------   ------------
Peter Beshouri...........................    60,000          27.0%           $8.00        11/2/09       $301,800       $765,000
Michael Blumberg.........................    24,000          10.8             8.00        11/2/09        120,720        306,000
Christopher O'Neil.......................    24,000          10.8             8.00        11/2/09        120,720        306,000
Kenneth L. Danielson.....................    24,000          10.8             8.00        11/2/09        120,720        306,000
                                             ------          ----            -----        -------       --------       --------

                   AGGREGATE OPTION EXERCISES IN FISCAL 2000
                     AND FISCAL 2000 YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executives during fiscal 2000, and the value of unexercised options held by the named executives at our fiscal year-end measured in terms of the closing market price of our common stock on January 31, 2000.

                                                                                     NUMBER OF               VALUE OF
                                                                                     SECURITIES             UNEXERCISED
                                                                                     UNDERLYING            IN-THE-MONEY
                                                                                    UNEXERCISED               OPTIONS
                                                                                     OPTIONS AT           AT JANUARY 31,
                                                 SHARES                           JANUARY 31, 2000            2000(1)
                                                ACQUIRED           VALUE            EXERCISABLE/           EXERCISABLE/
NAME                                           ON EXERCISE        REALIZED         UNEXERCISABLE           UNEXERCISABLE
----                                         ---------------   --------------   --------------------   ---------------------
Peter Beshouri.............................         0                0              165,000/-0-            $ 853,800/-0-
Michael Blumberg...........................         0                0              114,000/-0-              695,400/-0-
Christopher O'Neil.........................         0                0              155,000/-0-            1,004,010/-0-
Kenneth L. Danielson.......................         0                0              164,000/-0-            1,072,050/-0-

---------------

(1) The closing market price of our common stock on the Nasdaq National Market on January 31, 2000 was $9.25.

EMPLOYMENT AGREEMENTS

     During fiscal 1997, the transition period and fiscal 1999, Peter Beshouri and Michael Blumberg each had an employment agreement with us which provided for an annual base salary for fiscal 1998 of $320,650 for Peter Beshouri and $290,400 for Michael Blumberg. The actual salaries paid to each of Messrs. Beshouri and Blumberg are set forth in the Executive Compensation table. The term of each employment agreement was originally for a three year period expiring June 30, 1992, and had been extended each fiscal year thereafter for additional one year periods.

     Effective as of July 1, 1999, these employment agreements were again extended for additional three year terms (until January 31, 2002) on substantially the same terms and conditions as in effect under their respective employment agreements during the previous fiscal year except that the annual base salary payable to Mr. Beshouri and Mr. Blumberg pursuant to the amended agreements was increased to $400,000 and $320,000, respectively, effective February 1, 1999. Under the latest extensions of the employment agreements, each of Messrs. Beshouri and Blumberg will be entitled to participate in our annual incentive bonus plan and long term incentive stock option program. We are also required to furnish each of Messrs. Beshouri and Blumberg with, among other things, family health, life and disability insurance coverage.

     The employment agreements with Messrs. Beshouri and Blumberg also provide that, in the event of a change in control of Sound Advice, each of them can terminate his full-time employment. A change in control occurs when Messrs. Beshouri and Blumberg and other individuals or designees voted for or approved by them no longer collectively comprise at least a majority of the members of our board of directors or if either Mr. Beshouri or Mr. Blumberg is forced by a merger, consolidation, reorganization or otherwise by operation of law or other form of transaction to sell his shares of voting capital stock in Sound Advice or if 50% or more of the consolidated assets, properties and businesses of Sound Advice is sold or otherwise transferred to a third party or if an individual, other than either Messrs. Beshouri and Blumberg, or another company or entity or a group acting in concert becomes the beneficial owner of 25% or more of the outstanding voting capital stock of Sound Advice as a result of acquisitions made from persons other than Messrs. Beshouri and Blumberg or Sound Advice, assuming such acquisitions from Sound Advice were approved by Messrs. Beshouri and Blumberg. In the event that change in control was resisted by either Messrs. Beshouri or Blumberg as evidenced by that person's failure to approve that change in control either in his capacity as our director or shareholder, and except as set forth below, he would be entitled to his compensation (both annual salary and any bonus) and the other benefits provided for in his employment agreement for the greater of three years or the remaining term of his employment agreement. However, Messrs. Beshouri and Blumberg would not be entitled to receive the compensation discussed in the previous sentence if:

     - he accepts a new employment agreement with us or any successor; or

     - our board of directors voted for or approved the change in control at a time when Messrs. Beshouri and Blumberg and other individuals or designees collectively comprised at least a majority of our board of directors and he was offered a new contract at least as favorable as his current employment agreement.

     Effective February 1, 1999, we entered into employment agreements with each of Christopher O'Neil, our Executive Vice President and Chief Operating Officer, and Kenneth L. Danielson, our Chief Financial Officer and Treasurer. The term of each agreement is for a three year period ending January 31, 2002. The agreements provide for an annual salary of $184,000, participation in the annual incentive bonus plan, long term incentive stock option plan and fringe benefits. The agreements provide that if a change in control occurs, each of Messrs. O'Neil and Danielson are entitled to receive a lump sum severance payment equal to twice his salary and bonus for the last fiscal year. This severance payment is not owed if the employee is either terminated for cause, as defined, or is no longer employed with us on the closing date or effective date of the change in control, whichever is later.

SEVERANCE AGREEMENTS

     In May 1997, we entered into severance agreements with some of our non-executive officer employees. In March 1998, these agreements were extended for a one year period and we entered into severance agreements with two additional non-executive officer employees. Effective February 1, 1999, these agreements were extended for an additional one year period. We are currently preparing documentation to extend the terms of these agreements for an additional period. The agreements provide that if a change in control occurs, the employee is entitled to receive a lump sum severance payment equal to up to one half of the employee's gross wages from the 12 months immediately preceding the month in which the change in control occurs. This severance payment is not owed if the employee is:

     - terminated for cause or is no longer employed with us on the closing date or effective date of the change in control, whichever is later; or

     - the employee is offered on or prior to the change in control to continue as an employee of ours or our successor in substantially the same position then held and the employee receives a written agreement from us or our successor to the effect that, in the event that the employee is terminated without cause within one year after the change in control date, he shall be paid the severance payment in one lump sum on the date of termination.

STOCK PLANS

  1999 Stock Option Plan.

     In September 1999, our board of directors adopted the Sound Advice 1999 stock option plan and recommended that it be submitted to our shareholders for their approval at the next annual meeting. Our shareholders approved the option plan at the 1999 annual meeting held on October 27, 1999. Pursuant to the option plan, our employees and non-employee directors are given an opportunity to acquire our common stock. The option plan is intended to supersede our 1986 option plan. The effective date of the option plan is September 30, 1999. In November 1999, we granted 222,000 options, pursuant to our new plan, for an exercise price of $8.00 per share.

     A total of 500,000 shares of common stock are reserved for issuance under the option plan, with that number to be appropriately adjusted in the event of stock splits, stock dividends, combinations or reclassification of shares of our common stock, or like capital adjustments. The option plan provides for the granting to key employees of both "incentive stock options" within the meaning of section 422A of the Code and "non-qualified stock options" and for the granting to non-employee directors of "non-qualified stock options." An incentive stock option has some tax advantages for the participant as compared to a non-qualified stock option.

     The following is a summary of some of the material features of the option plan.

     Shares Available For Awards; Annual Per-Person Limitations. Under the option plan, the total number of shares of common stock that may be subject to the granting of options under the option plan at any time during the term of the option plan shall be equal to 500,000 shares.

     The option plan provides for administration by the stock option committee appointed by the board of directors who may change the members at any time, which determines, by majority vote, the persons to be granted options under the option plan, the number of shares subject to each option and the option price, and which will specify whether options granted are incentive stock options or non-qualified stock options. Members of the committee are not eligible to receive options under the option plan unless approved by the members of the board of directors who are not members of the stock option committee. No options granted under the option plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Any options granted to an employee will terminate three months after the optionee's termination of employment except in cases of (i) disability occurring while employed or (ii) death while employed or within three months thereafter. No options may be granted under the option plan commencing 10 years after adoption of the option plan.

     The exercise price of any incentive stock option granted under the option plan shall be not less than the fair market value of the shares subject to the option on the date of grant. The exercise price of any non-qualified stock option granted under the option plan shall be not less than 85% of the fair market value of the shares subject to the option on the date of grant. The term of each option and the manner in which it may be exercised will be determined by the committee, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. With respect to any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting rights of our outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value of the shares subject to the option on the date of grant and the option may not be exercisable more than five years after the date of grant. The aggregate fair market value of the common stock, determined at the date of the option grant, for which any employee may be granted incentive stock options under the option plan in any calendar year may not exceed $100,000, plus permissible carry over allowances. The option plan permits the exercise of options either by a cash payment or, with the consent of the committee, by surrender of shares of common stock, valued at fair market value at the date of surrender, or a combination thereof.

INCENTIVE BONUS PLAN

     In fiscal 1995, our board of directors adopted an annual incentive bonus plan for some of our employees. The amounts that can potentially be granted under the plan are based upon our annual operating performance. During fiscal 1997 and the transition period no bonuses were earned under the plan. During fiscal 2000 and fiscal 1999, $732,600 and $47,850, respectively, were earned in bonuses under the plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     We have an employee stock ownership plan, or ESOP, which holds shares of our common stock for the benefit of all of our employees. We made no contribution to the ESOP during fiscal 1997, the transition period, fiscal 1999 or fiscal 2000. However, as a result of reallocations to employee accounts of the ESOP caused by employee terminations and pay outs of vested interests of former employees, with respect to the ESOP'S fiscal year ended June 30, 1998, Mr. Beshouri was allocated 27.115 additional shares of common stock, Mr. Blumberg was allocated 27.116 additional shares of common stock, Mr. O'Neil was allocated 17.349 additional shares of common stock and Mr. Danielson was allocated .222 additional shares of common stock. There were no further reallocations to employee accounts for the ESOP's fiscal years ended June 30, 1997 or 1999.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation or procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our articles and bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify any officer or director or any former officer or director.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale by us and the selling shareholders of the shares of common stock offered hereby by:

     - each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding common stock;

     - each of our named executives and directors;

     - all of our executive officers and directors as a group; and

     - the selling shareholders.

     This table also provides information with respect to the number of shares of common stock that certain of our shareholders are obligated to sell if the underwriters exercise their over-allotment option and the impact that this will have on those shareholders' post-offering common stock holdings. Except as otherwise indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to all the shares of common stock indicated.

                                                         PERCENTAGE
                                                        BENEFICIALLY    SHARES TO BE        PERCENTAGE
                                                           OWNED       OFFERED BY THE      BENEFICIALLY
                                        NUMBER OF          BEFORE         SELLING          OWNED AFTER
NAME OF BENEFICIAL OWNER                SHARES(1)         OFFERING      SHAREHOLDERS       OFFERING (2)
------------------------               -----------      ------------   --------------   ------------------
Peter Beshouri(2)(3).................    516,087.9          13.1%                               9.0%
Michael Blumberg(2)(4)...............    460,938.0          11.9                                8.1
FMR Corp.(5).........................    228,500.0           6.1                                4.1
Dimensional Fund Advisors Inc.(6)....    223,647.0           6.0                                4.0
Kenneth L. Danielson(7)..............    221,001.2           5.6                                3.8
Joseph Piccirilli(2).................    210,467.5           5.5         194,532.5                *
Christopher O'Neil(8)................    161,390.8           4.1                                2.8
Gregory Sturgis(2)...................    155,467.5           4.1         155,467.5                *
William F. Hagerty, IV(9)............     43,100.0             *                                  *
G. Kay Griffith(10)..................     41,000.0             *                                  *
Herbert A. Leeds(11).................      5,000.0             *                                  *
All director and officers as a group
  (seven persons including some of
  those listed above)................  1,447,517.9          33.2                               23.3

                                       ASSUMING THE OVER-ALLOTMENT OPTION
                                        IS EXERCISED BY THE UNDERWRITERS
                                       ----------------------------------
                                        SHARES TO BE
                                       OFFERED BY THE         PERCENT
                                       OVER-ALLOTMENT       BENEFICIALLY
                                          SELLING              OWNED
NAME OF BENEFICIAL OWNER                SHAREHOLDERS       AFTER OFFERING
------------------------               --------------      --------------
Peter Beshouri(2)(3).................    128,300.0               6.8%
Michael Blumberg(2)(4)...............    128,265.0               5.8
FMR Corp.(5).........................                            4.1
Dimensional Fund Advisors Inc.(6)....                            4.0
Kenneth L. Danielson(7)..............     25,000.0               3.4
Joseph Piccirilli(2).................     15,935.0                 *
Christopher O'Neil(8)................     25,000.0               2.4
Gregory Sturgis(2)...................                              *
William F. Hagerty, IV(9)............                              *
G. Kay Griffith(10)..................                              *
Herbert A. Leeds(11).................                              *
All director and officers as a group
  (seven persons including some of
  those listed above)................                           18.4

---------------

   * Less than 1%.
 (1) The address of each person is care of Sound Advice, 1901 Tigertail Boulevard, Dania Beach, Florida 33004.
 (2) See "Right of First Refusal and Voting Trust Agreement" below.
 (3) Includes 620.448 vested shares in our ESOP (based upon the annual report of the ESOP for fiscal 1999) and 165,000 shares of common stock underlying immediately exercisable stock options.
 (4) Includes 620.452 vested shares in our ESOP (based upon the annual report of the ESOP for fiscal 1999) and 114,000 shares of common stock underlying immediately exercisable stock options.
 (5) 82 Devonshire Street, Boston, Massachusetts 02109. Based upon a Schedule 13G filed for the calendar year ended December 31, 1999. Includes 220,500 shares of common stock held by Fidelity Management & Research Company through its Fidelity Low-Priced Stock Fund, as to which Edward C. Johnson, III has sole dispositive power and as to which the Board of Trustees of the Fund has sole voting power. Also includes 8,000 shares of common stock held by Fidelity Management Trust Company, as to which Edward C. Johnson, III has sole dispositive and voting power. Under the beneficial ownership rules of the Securities and Exchange Commission, Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp., and some members of the Johnson family may be deemed to beneficially own these shares.
 (6) 1299 Ocean Avenue, 11th Floor, Santa Monica, Californica 90401. Based upon a Schedule 13G filed by Dimensional Fund Advisors Inc. on February 14, 2000. Consists of 223,647 shares held by other investment vehicles, including group trusts, for which Dimensional acts as an investment manager. Dimensional has both voting and dispositive power over these shares, but disclaims beneficial ownership of them.
 (7) Includes 1.205 vested shares in our ESOP (based upon the annual report of the ESOP for fiscal 1999) and 164,000 shares of common stock underlying immediately exercisable stock options.
 (8) Includes 390.811 vested shares in our ESOP (based upon the annual report of the ESOP for fiscal 1999) and 155,000 shares of common stock underlying immediately exercisable stock options.
 (9) Includes 42,600 shares of our common stock over which Mr. Haggerty has shared voting and investment power.
(10) Includes 40,000 shares of common stock underlying immediately exercisable stock options.
(11) Represents shares of common stock issuable upon the exercise of immediately exercisable warrants.

RIGHT OF FIRST REFUSAL AND VOTING TRUST AGREEMENT

     On June 30, 1986, our principal shareholders entered into a right of first refusal and voting trust agreement. The voting trust under the agreement expired on June 30, 1996, while the right of first refusal continues. Pursuant to the agreement, each principal shareholder, for himself and on behalf of his heirs, beneficiaries, legal representatives and permitted assigns, has agreed not to sell, transfer, assign, pledge, encumber or otherwise dispose of any of his shares of common stock except (a) by will or the laws of intestate succession,
(b) to a trust in which the principal shareholder or his immediate family are the sole beneficiaries, (c) with the written consent of all of the other principal shareholders or (d) pursuant to the right of first refusal granted to the other principal shareholders. Under the right of first refusal, in the event a principal shareholder or his heirs, beneficiaries, legal representatives or permitted assigns desires to sell any shares of common stock pursuant to a bona fide offer or otherwise, the other principal shareholders shall have the right and option to purchase the shares at a price equal to the bona fide offer price per share, if any, or the average of the closing bid and ask prices on the Nasdaq National Market for our common stock over the four full weeks preceding the date the notice of intent to sell is given.

                              CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Due to the fact that, during fiscal 2000 and fiscal 1999, the seven month transition period ended January 31, 1998 and fiscal 1997, we did not have a compensation committee of our board of directors (or board committee performing equivalent functions), Peter Beshouri and Michael Blumberg, in their capacities as members of our board of directors, participated in deliberations of the board of directors concerning the authorization of the three-year renewals of the employment agreements of Messrs. Beshouri and Blumberg discussed in "Employment Agreements." Furthermore, Messrs. Sturgis (a former director), McEwen (a former director) and Leeds, in their capacities as members of our company's board of directors during fiscal 1997, participated in deliberations of the board concerning the granting of warrants to purchase 5,000 shares of common stock to each of them.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of common stock.

     The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Amended and Restated Articles of Incorporation and Amended and Restated By-laws, filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Any shareholder holding 15% or more of the outstanding shares of common stock is entitled to require cumulative voting for the election of directors at the following meeting of the shareholders held in order to elect directors. Cumulative voting allows, but does not require, each shareholder to cast for any one director candidate the number of votes that are equal to the product of the number of shares of common stock held by such shareholder and the number of directors to be elected. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for this purpose. Upon the liquidation, dissolution or winding up of Sound Advice, the holders of common stock are entitled to receive ratably the net assets of Sound Advice available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any, which the shareholders may authorize in the future.

FLORIDA LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     We are subject to (i) Section 607.0901 of the Florida Business Corporation Act, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation (or their affiliates), and (ii) Section 607.0902 of the Florida Business Corporation Act, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.

     The authorized but unissued shares of common stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Sound Advice by means of a proxy contest, tender, offer, merger or otherwise, and thereby protect the continuity of our management.

SHAREHOLDERS RIGHTS PLAN

     In May 1997, our board of directors adopted a common stock purchase rights plan and subsequently declared a dividend distribution of one common stock purchase right on each outstanding share of common stock. Each right has an initial exercise price of $12 for one share of common stock. Generally, the rights will be exercisable only if a person or group acquires 15% or more of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon that occurrence, each right (other than rights owned by the person or group making the acquisition or announcing the tender offer) will entitle the holder to purchase from us the number of shares of common stock having a market value equal to twice the exercise price of the right. Generally, prior to the acquisition by a person or group of beneficial ownership of 15% or more of the common stock, the rights are redeemable for $.001 per right at the option of the board of directors. The rights plan could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us without negotiating with our board of directors. The rights will expire on May 4, 2007. As of January 31, 2000, 3,728,294 rights were outstanding.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Sound Advice's common stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among us, the underwriters, and the selling shareholders, each of the underwriters named below has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                 NUMBER OF SHARES
-----------                                                 ----------------
Fahnestock & Co. Inc......................................
Ryan, Beck & Co...........................................
                                                               ---------
          Total...........................................     2,150,000
                                                               =========

     The underwriting agreement provides that the obligations of the underwriters are subject to conditions. The underwriters are committed to purchase and pay for all the above shares of common stock, if any are purchased.

     Public Offering and Dealers Concession. The underwriters propose to offer the shares of common stock offered by this prospectus to the public at the offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of
$0.               per share. The underwriters may allow, and these dealers may
reallow, concessions not in excess of $0.               per share on sales to
certain other dealers. After commencement of this offering, the underwriters may change the offering price, concessions and other selling terms. None of these changes will alter the amount of proceeds to be received by us as described on the cover page of this prospectus.

     Over-Allotment Option. The selling shareholders have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up to 322,500 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount, as described on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to several conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments, as indicated in the preceding table, and the selling shareholder will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

     Underwriting Compensation. Underwriting compensation will consist of the underwriting discount and reimbursement of expenses described below. The underwriting discount consists of the difference between the amount paid by the underwriters to purchase the shares of common stock from us and the offering price of the shares to the public. The underwriting discount represents 6.5% of the public offering price per share of common stock. The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

                                                                  PER SHARE                           TOTAL
                                                       -------------------------------   -------------------------------
                                                          WITHOUT            WITH           WITHOUT            WITH
                                                       OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                       --------------   --------------   --------------   --------------
Underwriting discounts paid by us....................     $                $                $                $
Expenses payable by us...............................
Underwriting discounts paid by the selling
  shareholders.......................................
Expenses payable by the selling shareholders.........

     The underwriters also receive a nonaccountable expense allowance of $75,000.

     Offering Expenses. We estimate that the offering expenses, excluding the representatives of the underwriters' nonaccountable expense allowance, payable
by us will be $          .

     Indemnification of Underwriters. In the underwriting agreement, we and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

     Discretionary Accounts. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Warrants. We have agreed to grant the representatives of the underwriters warrants to purchase up to 200,000 shares of common stock. The warrants and the underlying shares of common stock are being registered pursuant to the Registration Statement filed with respect to the common stock offered by this prospectus. The warrants are exercisable at any time during a period of four years commencing one year after their issuance and provide for an exercise price equal to 120% of the public offering price of the common stock. The warrants are non-transferable for a period of one year, except to officers of the representatives of the underwriters, and grant to the holders of the warrants certain registration rights for the common stock issuable upon the exercise thereof.

     Lock-up Agreements. We, our executive officers and directors and certain other shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act of 1933 relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the underwriters for a period of 90 days after the date of this prospectus.

     Stabilization and Other Transactions. In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Persons participating in this offering may also engage in passive market-making transactions in our common stock on the Nasdaq National Market. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. We make no representation as to the magnitude or effect of these stabilization transactions. Persons participating in this offering may effect these transactions on the Nasdaq National Market or otherwise and may discontinue these transactions at any time.

                                 LEGAL MATTERS

     Greenberg Traurig, P.A., Miami, Florida, will deliver an opinion to the effect that the shares of common stock being offered in this offering are validly issued, fully paid and non-assessable. Some legal matters related to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, Miami, Florida.

                                    EXPERTS

     The consolidated financial statements and schedule of Sound Advice, Inc. and subsidiaries as of January 31, 2000 and 1999, and for the years ended January 31, 2000 and 1999, the seven-month period ended January 31, 1998 and the year ended June 30, 1997, have been included in this prospectus herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Sound Advice files reports, proxy statements and other information with the Securities and Exchange Commission. Investors may inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room the SEC maintains at 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Investors may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1(800)SEC-0330. This information also is available at the SEC's World Wide Web site at http://www.sec.gov. This information also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Sound Advice filed a Registration Statement on Form S-1 under the Securities Act relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of that contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Sound Advice and the common stock offered in this offering, we refer investors to the Registration Statement, the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                 PAGE
                                                              -----------
Independent Auditors' Report................................          F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets...............................          F-3
  Consolidated Statements of Operations.....................          F-4
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................          F-5
  Consolidated Statements of Cash Flows.....................          F-6
  Notes to Consolidated Financial Statements................  F-7 to F-19
Financial Statement Schedule:
Schedule II -- Valuation and Qualifying Accounts............          S-1

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Sound Advice, Inc.:

     We have audited the accompanying consolidated balance sheets of Sound Advice, Inc. and subsidiaries (the "Company") as of January 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended January 31, 2000 and 1999, the seven-month period ended January 31, 1998 and the year ended June 30, 1997. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule on valuation and qualifying accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Advice, Inc. and subsidiaries as of January 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended January 31, 2000 and 1999, the seven-month period ended January 31, 1998 and the year ended June 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP
Fort Lauderdale, Florida
March 28, 2000

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           JANUARY 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash......................................................  $   564,898     1,384,051
  Receivables:
     Vendors................................................    3,979,027     5,376,641
     Trade..................................................    1,024,652       868,378
     Employees..............................................      431,775       339,451
                                                              -----------   -----------
                                                                5,435,454     6,584,470
     Less allowance for doubtful accounts...................      508,640       440,900
                                                              -----------   -----------
                                                                4,926,814     6,143,570
  Inventories, net..........................................   35,459,724    30,987,826
  Prepaid and other current assets..........................      830,407       472,122
  Deferred tax assets.......................................    1,599,578            --
                                                              -----------   -----------
          Total current assets..............................   43,381,421    38,987,569
Property and equipment, net.................................   15,024,047    16,006,704
Deferred tax assets, noncurrent.............................    1,915,130            --
Other assets................................................      435,389       115,040
Goodwill, net...............................................      176,472       107,729
                                                              -----------   -----------
                                                              $60,932,459    55,217,042
                                                              ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft............................................  $ 1,662,351            --
  Borrowings under revolving credit facility................    7,309,531    13,775,936
  Current maturities of long-term debt......................    1,516,834       467,483
  Accounts payable..........................................    9,884,337    12,310,092
  Income taxes payable......................................      781,041     1,071,948
  Accrued liabilities.......................................    9,096,046     6,599,691
  Deferred tax liabilities..................................      111,156            --
                                                              -----------   -----------
          Total current liabilities.........................   30,361,296    34,225,150
Long-term debt, excluding current maturities................    3,363,424            --
Capital lease obligation, excluding current installments....      788,444       797,180
Other liabilities and deferred credits......................    3,727,568     4,136,776
                                                              -----------   -----------
          Total liabilities.................................   38,240,732    39,159,106
                                                              -----------   -----------
Shareholders' equity:
  Common stock; $.01 par value. Authorized 10,000,000
     shares; issued and outstanding 3,766,394 at January 31,
     2000 and 3,733,894 shares at January 31, 1999..........       37,664        37,339
  Additional paid-in capital................................   11,175,205    11,067,455
  Retained earnings.........................................   11,478,858     4,953,142
                                                              -----------   -----------
          Total shareholders' equity........................   22,691,727    16,057,936
Commitments and contingencies
                                                              -----------   -----------
                                                              $60,932,459    55,217,042
                                                              ===========   ===========

See accompanying notes to consolidated financial statements.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FISCAL YEARS ENDED JANUARY 31, 2000 AND 1999, THE SEVEN-MONTH PERIOD ENDED JANUARY 31, 1998
                    AND THE FISCAL YEAR ENDED JUNE 30, 1997

                                                                         TRANSITION
                                                  FISCAL YEARS             PERIOD      FISCAL YEAR
                                           ---------------------------   -----------   ------------
                                           JANUARY 31,    JANUARY 31,    JANUARY 31,     JUNE 30,
                                               2000           1999          1998           1997
                                           ------------   ------------   -----------   ------------
Net sales................................  $177,348,675    152,123,841    95,204,659    152,316,416
Cost of goods sold.......................   115,056,780     98,893,332    64,233,844    102,298,599
                                           ------------   ------------   -----------   ------------
  Gross profit...........................    62,291,895     53,230,509    30,970,815     50,017,817
Selling, general and administrative
  expenses...............................    55,510,026     49,892,795    29,903,064     49,044,756
                                           ------------   ------------   -----------   ------------
  Income from operations.................     6,781,869      3,337,714     1,067,751        973,061
Other income (expense):
  Interest expense.......................    (1,366,863)    (1,417,017)     (897,086)    (1,556,314)
  Other income (expense).................      (106,951)        96,311        48,572        101,255
                                           ------------   ------------   -----------   ------------
     Income (loss) before income
       (benefit) taxes...................     5,308,055      2,017,008       219,237       (481,998)
Income (benefit) taxes...................    (1,217,661)     1,310,000     1,175,000        389,000
                                           ------------   ------------   -----------   ------------
  Net income (loss)......................  $  6,525,716        707,008      (955,763)      (870,998)
                                           ============   ============   ===========   ============
Common and common equivalent per share
  amounts:
  Basic net income (loss) per share......  $       1.74           0.19         (0.26)         (0.23)
                                           ============   ============   ===========   ============
  Diluted net income (loss) per share....  $       1.55           0.18         (0.26)         (0.23)
                                           ============   ============   ===========   ============
Weighted average number of shares
  outstanding -- basic...................     3,745,999      3,729,519     3,728,894      3,728,894
                                           ============   ============   ===========   ============
Weighted average number of shares
  outstanding -- diluted.................     4,223,684      3,965,333     3,728,894      3,728,894
                                           ============   ============   ===========   ============

See accompanying notes to consoldiated financial statements.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FISCAL YEARS ENDED JANUARY 31, 2000 AND 1999,
                 THE SEVEN-MONTH PERIOD ENDED JANUARY 31, 1998,
                    AND THE FISCAL YEAR ENDED JUNE 30, 1997

                                           COMMON STOCK
                                        -------------------
                                        NUMBER OF               ADDITIONAL       RETAINED
                                         SHARES     AMOUNT    PAID-IN CAPITAL    EARNINGS      TOTAL
                                        ---------   -------   ---------------   ----------   ----------
Balance, June 30, 1996................  3,728,894   $37,289     11,058,655       6,072,895   17,168,839
  Net loss............................         --        --             --        (870,998)    (870,998)
                                        ---------   -------     ----------      ----------   ----------
Balance, June 30, 1997................  3,728,894    37,289     11,058,655       5,201,897   16,297,841
  Net loss............................         --        --             --        (955,763)    (955,763)
                                        ---------   -------     ----------      ----------   ----------
Balance, January 31, 1998.............  3,728,894    37,289     11,058,655       4,246,134   15,342,078
  Net income..........................         --        --             --         707,008      707,008
  Issuance of common stock............      5,000        50          8,800              --        8,850
                                        ---------   -------     ----------      ----------   ----------
Balance, January 31, 1999.............  3,733,894    37,339     11,067,455       4,953,142   16,057,936
  Net income..........................         --        --             --       6,525,716    6,525,716
  Issuance of common stock............     32,500       325         60,500              --       60,825
  Tax benefit on exercise of
     options..........................         --        --         47,250              --       47,250
                                        ---------   -------     ----------      ----------   ----------
Balance, January 31, 2000.............  3,766,394   $37,664     11,175,205      11,478,858   22,691,727
                                        =========   =======     ==========      ==========   ==========

See accompanying notes to consolidated financial statements.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FISCAL YEARS ENDED JANUARY 31, 2000 AND 1999,
                    THE SEVEN-MONTH PERIOD JANUARY 31, 1998
                    AND THE FISCAL YEAR ENDED JUNE 30, 1997

                                                                                   TRANSITION
                                                           FISCAL YEARS              PERIOD      FISCAL YEAR
                                                    ---------------------------   ------------   ------------
                                                    JANUARY 31,    JANUARY 31,    JANUARY 31,      JUNE 30,
                                                        2000           1999           1998           1997
                                                    ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)...............................  $  6,525,716        707,008       (955,763)      (870,998)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation and amortization.................     3,459,232      3,402,591      1,875,315      3,090,078
    Loss (gain) loss on disposition of assets.....       117,243        (26,782)            --            876
    Deferred income taxes.........................    (3,403,552)            --        189,028        620,000
    Income tax benefit from exercise of options...        47,250             --             --             --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
         Receivables..............................     1,216,756     (1,464,349)    (1,126,066)       (24,347)
         Inventories..............................    (4,400,379)        40,166     (3,238,742)      (202,149)
         Prepaid and other current assets.........      (358,285)      (110,044)       308,740        (32,705)
         Income taxes receivable..................            --         55,000        273,000        842,571
         Other assets.............................      (338,349)        18,972        (31,753)         9,038
      Increase (decrease) in:
         Accounts payable.........................    (2,425,755)      (853,721)     5,536,022     (3,977,749)
         Income taxes payable.....................      (290,907)       228,749        643,199        200,000
         Accrued liabilities......................     2,496,355        (60,028)     1,809,274       (301,908)
         Other liabilities and deferred credits...      (409,208)       508,295       (515,547)      (161,967)
                                                    ------------   ------------   ------------   ------------
           Net cash provided by (used in)
             operating activities.................     2,236,117      2,445,857      4,766,707       (809,260)
                                                    ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Capital expenditures............................    (3,237,447)    (5,435,393)    (2,148,341)    (2,723,687)
  Proceeds from disposition of assets.............       840,487         54,514             --             --
  Acquisition of store facility...................      (319,120)            --             --             --
                                                    ------------   ------------   ------------   ------------
         Net cash used in investing activities....    (2,716,080)    (5,380,879)    (2,148,341)    (2,723,687)
                                                    ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Borrowings on revolving credit facility.........   198,162,390    171,564,703    102,128,424    171,896,950
  Repayments on revolving credit facility.........  (204,628,795)  (168,488,919)  (103,302,806)  (169,122,532)
  Principal payments on long-term debt............      (587,225)      (179,020)       (99,499)      (160,968)
  Proceeds from issuance of long-term debt........     5,000,000             --             --             --
  Increase in cash overdraft......................     1,662,351             --             --             --
  Principal payments under capital lease
    obligations...................................        (8,736)        (7,933)        (4,373)        (6,454)
  Proceeds from exercise of stock options.........        60,825          8,850             --             --
                                                    ------------   ------------   ------------   ------------
         Net cash (used in) provided by financing
           activities.............................      (339,190)     2,897,681     (1,278,254)     2,606,996
Net (decrease) increase in cash...................      (819,153)       (37,341)     1,340,112       (925,951)
Cash at beginning of year.........................     1,384,051      1,421,392         81,280      1,007,231
                                                    ------------   ------------   ------------   ------------
Cash at end of year...............................  $    564,898      1,384,051      1,421,392         81,280
                                                    ============   ============   ============   ============
Supplemental disclosures of cash flow information:
  Interest paid...................................  $  1,232,823      1,243,640        849,347      1,380,742
                                                    ============   ============   ============   ============
  Income taxes paid, net of refunds...............  $  2,429,873      1,035,000         69,773     (1,273,571)
                                                    ============   ============   ============   ============
Supplemental disclosure of store acquisition:
  Total purchase price............................  $    319,120
  Less:
    Fixed asset valuation.........................      (148,640)
    Inventory valuation...........................       (71,519)
                                                    ------------
  Amount included in goodwill.....................  $     98,961
                                                    ============

See accompanying notes to consolidated financial statements.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           JANUARY 31, 2000 AND 1999

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Sound Advice, Inc. and subsidiaries (the "Company") operate in a single-business segment, which is the retailing and servicing of home and car audio systems, video products, personal electronics, home entertainment furniture, cellular telephones, custom design and installation services, repair services and accessories. Its operations are conducted in the state of Florida through 24 Sound Advice stores and three specialty stores under the Bang & Olufsen name.

(B) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(C) CHANGE IN FISCAL YEAR-END

     Effective February 13, 1998, the Company changed its fiscal year-end from June 30 to January 31. The seven-month transition period of July 1, 1997 through January 31, 1998 ("transition period") precedes the start of the new fiscal year and bridges the gap between the Company's previous and new fiscal year ends.

(D) RECEIVABLES

     Receivables from vendors consist of cooperative advertising and other amounts earned based on market development agreements along with various promotional and other incentive programs. The funds received under these programs are determined based upon specific agreements with the vendors and/or the inclusion of the vendors' products in the Company's advertising and promotional programs. Once earned, the funds are recorded as a reduction of advertising expense. Also included in receivables from vendors are amounts due for warranty repairs. Trade receivables consist primarily of amounts due from custom design accounts and credit card and finance companies resulting from customer purchases.

(E) INVENTORIES

     Merchandise and service parts inventories are stated at the lower of cost or market. Cost is determined using a moving average, which approximates the first-in, first-out method, and is recorded net of volume and purchase discounts and rebates.

(F) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method.

                        DESCRIPTION                                        YEARS
                        -----------                                        -----
Building....................................................  30
Furniture and equipment.....................................  3 to 7
Leasehold improvements......................................  15 or term of lease, if shorter
Display fixtures............................................  3 to 7
Vehicles....................................................  3 to 5

                      SOUND ADVICE, INC. AND SUBSIDIARIES

(G) GOODWILL

     Goodwill, which represents the excess purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 10 to 15 years. Goodwill is presented net of accumulated amortization of approximately $290,000 and $259,000 as of January 31, 2000 and 1999, respectively.

(H) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(I) SELF-INSURANCE ACCRUALS

     The Company was self-insured through December 31, 1996 and beginning January 1, 1998, up to certain limits, for workers' compensation benefits and, accordingly, has accrued unpaid claims and associated expenses, including incurred, but not reported losses. For the period January 1, 1997 to December 31, 1997, the Company was not self-insured.

(J) EXTENDED WARRANTY SERVICE CONTRACTS AND SALES INCENTIVE PROGRAM

     The Company offers extended warranty service contracts on behalf of a third party on most of its products. These contracts are on a nonrecourse basis to the Company. The Company includes proceeds from the sale of extended warranty contracts less the amounts due to the third party for the cost of such contracts in net sales at the time of sale as the earnings process has been completed. Net revenue from warranty contract sales represented approximately 2 percent to 3 percent of consolidated net sales for each period presented.

     Prior to March 1993 and from July 1994 through May 1997, the Company, subject to certain conditions, offered the purchasers of extended warranty service contracts the right to apply the sales price of the contract towards future purchases of merchandise if the purchaser did not utilize the contract during its term. Non-utilized warranty contracts are generally redeemable for a 60-day period after expiration of the contract. The term of the extended warranty service contracts is from one to five years. Effective June 1, 1997, the Company discontinued offering this program on future purchases. The total amount of extended warranty service contracts sold from July 1990 through February 1993 and July 1994 through May 1997 was approximately $21 million and $27 million, respectively. The Company records a liability at the time of sale for the estimated amount of future redemptions under this program. Historically, the overall redemption rate has ranged from 5 percent to 11 percent of the value of the contracts issued. Such liability is based on estimates and, while management believes that such amounts are adequate, there can be no assurance that changes to management's estimates may not occur due to limitations inherent in the estimation process. Changes in the estimates are charged or credited to income in the period determined. Amounts estimated to be paid within one year have been classified as accrued liabilities with the remainder included in other liabilities and deferred credits. As of January 31, 2000 and 1999, the liability for estimated redemptions approximated $467,000 and $843,000, respectively. Amounts charged against the liability for redemptions approximated $376,000, $427,000, $578,000 and $926,000 for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and the fiscal year ended June 30, 1997, respectively.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

(K) ADVERTISING

     The Company expenses advertising costs when the advertisement occurs. Advertising expense is recorded net of funds received from market development agreements, vendor advertising incentives and promotional programs. Advertising expense, net, for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997, approximated $2,881,000, $3,640,000, $3,149,000 and $4,086,000, respectively.

(L) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(M) FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK

     The carrying amount of cash, receivables, revolving credit facility and trade accounts payable approximates fair value because of the short maturity of these instruments. The fair value of the Company's long-term debt is estimated by discounting the future cash flows for each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities, which approximates the carrying value.

     Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of vendor receivables. Although credit risk is affected by conditions and occurrences in the industry, the Company reviews the credit risk of specific vendors, historical trends and other information. Two vendors accounted for 45 percent and 48 percent of the Company's vendor receivables as of January 31, 2000 and 1999, respectively. The Company estimates an allowance for doubtful accounts based on the credit risk and payment trends of the vendor and customer. An adverse change in these factors would affect the Company's estimate of doubtful accounts.

     The Company is a specialty retailer in Florida with a focus on upscale electronics and is a primary distributor in its markets for certain products. Although competitive sources of supply are available for most of its products, the loss of a source for which the Company is a primary distributor could have an adverse impact on the Company. The Company would most likely be able to replace these products, but such replacement products may not be widely available in all markets. Five vendors accounted for 53 percent of the Company's purchases during each of the years ended January 31, 2000 and 1999. The loss of one of these vendors could have an adverse impact on the Company. The Company's principal competitors include other retailers, department and discount stores, mass merchandisers, catalog showrooms and specialty stores. Many of the Company's competitors are national in scope and have greater financial resources than the Company.

(N) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

(O) STOCK-BASED COMPENSATION PLAN

     Stock-based compensation is recognized in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. For disclosure purposes, pro forma net income and pro forma earnings per share are provided as if the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation," had been applied.

(P) EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method.

     Outstanding options to purchase 222,000 shares of common stock at $8.00 per share were not included in the computation of diluted earnings per share for the year ended January 31, 2000 because the exercise price of the options was greater than the average market price of common shares for the year.

     Options to purchase 213,500 and 218,500 shares of common stock at prices ranging from $1.69 to $1.77 per share were outstanding for the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997, respectively, but were not included in the computation of diluted earnings per share because the inclusion of the options would be antidilutive. Options to purchase 437,500 and 450,500 shares of common stock at prices ranging from $1.77 to $7.27 per share were outstanding for the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997, respectively, but were not included in the computation of diluted earnings per share because the options exercise prices were greater than the average market price of common shares for the respective periods.

     Warrants to purchase 306,335 shares of common stock at $8.70 per share expired on June 14, 1999 and were not included in the computation of diluted earnings per share for all periods presented because the options exercise prices were greater than the average market price of common shares.

(Q) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which amended SFAS 133 to change the effective date to fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. Management does not anticipate a significant impact of the adoption of SFAS No. 133 on the Company's consolidated financial position, results of operations or cash flows.

(R) RECLASSIFICATIONS

     Certain amounts in 1999, 1998 and 1997 consolidated financial statements have been reclassified to conform to the 2000 presentation. Such reclassifications did not have an effect on the results of operations.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

(2)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

                                                                 2000          1999
                                                              -----------   ----------
Land........................................................  $        --      521,465
Building....................................................      684,990    1,119,605
Furniture and equipment.....................................   10,071,333    9,664,424
Leasehold improvements......................................   19,859,021   19,100,481
Display fixtures............................................    7,654,874    7,183,697
Vehicles....................................................      884,195    1,097,490
                                                              -----------   ----------
                                                               39,154,413   38,687,162
Less accumulated depreciation...............................   24,130,366   22,680,458
                                                              -----------   ----------
Property and equipment, net.................................  $15,024,047   16,006,704
                                                              ===========   ==========

     Depreciation expense, including amortization of capital leases, for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997, approximated $3,411,000, $3,378,000, $1,838,000 and $3,004,000, respectively.

(3)  DEBT

(A) REVOLVING CREDIT FACILITY

     In December 1997, the Company amended and extended its $25 million revolving line of credit facility with its existing lender through July 31, 2001. The terms of the agreement were amended to allow the Company to borrow, repay, and reborrow, based upon a borrowing base equal to the lesser of 70 percent of eligible inventory (as defined) at cost or 55 percent of eligible inventory at retail selling price. The availability under the facility is reduced by outstanding letters of credit. The revolving credit facility bears interest on the outstanding balance at prime plus 1 percent and allows for a LIBOR pricing option for one-, two-, three- or six-month periods at 2.5 percent over the corresponding LIBOR rate for the respective period. The interest rate is eligible for a .25 percent reduction in 2000 and 2001 provided certain conditions are met. The Company pays a monthly fee based upon the unused portion of the commitment less $5,000,000 at .375 percent per annum. The Company is obligated for an additional commitment fee of $50,000 per annum.

     The amended loan and security agreement contains various affirmative and negative covenants requiring the Company to maintain minimum ratios of current assets to current liabilities, working capital requirements and limits cumulative net losses from and after October 1, 1997. The amended loan and security agreement also limits the incurrence of additional debt, liens, capital expenditures, acquisitions and investments, and prohibits cash dividends and the repurchase of capital stock.

     Borrowings under the revolving credit facility are collateralized by the Company's assets, including depository accounts, receivables, inventory, property and equipment and intangible assets. The Company's borrowings balance under the line of credit facility were approximately $7,310,000 and $13,776,000 at January 31, 2000 and 1999, respectively. The availability under line of credit was approximately $12,078,000 at January 31, 2000.

     The effective interest rate on the outstanding loan balance under the financing arrangement in effect as of January 31, 2000 and 1999 was 10.4 percent and 8.6 percent, respectively.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

(B) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 2000       1999
                                                              ----------   -------
Note payable in monthly installments of $161,242, including
  interest at 9.96 percent, with the final payment due
  January 2003 collaterized by fixed assets.................  $4,880,258        --
Note payable in 60 equal monthly installments based upon the
  short-term commercial paper rate plus 2.6 percent.........          --    52,203
Mortgage note payable in monthly installments of $1,779,
  plus interest at the lender's prime rate plus 1 percent...          --   415,280
                                                              ----------   -------
     Total long-term debt...................................   4,880,258   467,483
     Less current installments..............................   1,516,834   467,483
                                                              ----------   -------
     Long-term debt, excluding current installments.........  $3,363,424        --
                                                              ==========   =======

     Maturities of long-term debt are $1,517,000, $1,675,000 and $1,688,000 in fiscal years 2001, 2002 and 2003, respectively.

(C) LETTERS OF CREDIT

     The Company has standby letters of credit, in the aggregate of approximately $738,000, maturing at various dates through April 2001, primarily supporting self-insurance reserves. The letters of credit were not drawn upon as of January 31, 2000.

(4)  INCOME TAXES

     The components of income tax (benefit) expense for the Company are as follows:

                                                                       TRANSITION
                                                 YEARS ENDED          PERIOD ENDED   YEAR ENDED
                                          -------------------------   ------------   -----------
                                          JANUARY 31,   JANUARY 31,   JANUARY 31,     JUNE 30,
                                             2000          1999           1998          1997
                                          -----------   -----------   ------------   -----------
Current:
  Federal...............................  $ 1,864,683    1,202,276       985,972      (231,000)
  State.................................      321,208      107,724            --            --
                                          -----------    ---------     ---------      --------
                                            2,185,891    1,310,000       985,972      (231,000)
Deferred:
  Federal...............................   (2,906,089)          --       189,028       620,000
  State.................................     (497,463)          --            --            --
                                          -----------    ---------     ---------      --------
                                           (3,403,552)          --       189,028       620,000
          Total.........................  $(1,217,661)   1,310,000     1,175,000       389,000
                                          ===========    =========     =========      ========

     Income tax (benefit) expense attributable to income from continuing operations was $(1,217,661), $1,310,000, $1,175,000 and $389,000 for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and year ended June 30, 1997, respectively, and differed from the amounts computed

                      SOUND ADVICE, INC. AND SUBSIDIARIES
by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operation as a result of the following:

                                                                                  TRANSITION
                                                            YEARS ENDED          PERIOD ENDED   YEAR ENDED
                                                     -------------------------   ------------   -----------
                                                     JANUARY 31,   JANUARY 31,   JANUARY 31,     JUNE 30,
                                                        2000          1999           1998          1997
                                                     -----------   -----------   ------------   -----------
Computed expected income tax rate..................      34.0%        34.0%          34.0%         (34.0)%
Effect of state and local taxes, net of federal
  income tax benefit...............................      (4.6)         3.6             --             --
Reserve for tax examination........................        --           --          276.0           41.5
(Decrease) increase in beginning of year balance of
  federal valuation allowance for deferred tax
  asset............................................     (52.4)        25.1          201.0           72.6
Other..............................................        .1          2.2           25.0             .7
                                                        -----         ----          -----          -----
  Effective income tax rate........................     (22.9)%       64.9%         536.0%          80.8%
                                                        =====         ====          =====          =====

     The provision for deferred income taxes (benefit) consists of the following:

                                                                               TRANSITION
                                                         YEARS ENDED          PERIOD ENDED   YEAR ENDED
                                                  -------------------------   ------------   -----------
                                                  JANUARY 31,   JANUARY 31,   JANUARY 31,     JUNE 30,
                                                     2000          1999           1998          1997
                                                  -----------   -----------   ------------   -----------
Accounts receivable, principally due to
  allowance for doubtful accounts...............  $   (25,480)    (35,337)        (8,630)       90,304
Inventory adjustments...........................       56,443    (136,251)      (427,154)      155,618
Prepaid expenses................................        6,190      67,946        (79,994)       60,601
Fixed assets, principally due to differences in
  depreciation..................................     (414,989)   (432,013)      (547,581)     (204,601)
Accrued rent expense............................      (22,578)    (93,392)        74,873        (8,433)
Provision for warranty redemption...............      116,102     114,608        236,906        40,836
Lease incentive.................................      222,342    (267,369)            --            --
Deferred tax valuation allowance................   (3,258,830)    817,766        804,358       349,000
Other...........................................      (82,752)    (35,958)       136,250       136,675
                                                  -----------    --------       --------      --------
          Total.................................  $(3,403,552)         --        189,028       620,000
                                                  ===========    ========       ========      ========

                      SOUND ADVICE, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                 2000         1999
                                                              ----------   ----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................  $  191,397      165,917
  Inventory adjustments.....................................     428,403      484,846
  Legal settlement expense..................................          --       39,345
  Fixed assets, principally due to differences in
     depreciation...........................................   1,626,823    1,211,834
  Deferred gain on sale.....................................      41,495       44,287
  Accrued rent expense......................................     866,465      843,887
  Accrued insurance.........................................      33,518       70,951
  Provision for warranty redemption.........................     201,219      317,321
  Lease incentive...........................................      45,027      267,369
  Other.....................................................      80,361           --
                                                              ----------   ----------
          Total gross deferred tax assets...................   3,514,708    3,445,757
       Less valuation allowance.............................          --   (3,258,830)
                                                              ----------   ----------
       Net deferred tax assets..............................   3,514,708      186,927
                                                              ----------   ----------
Deferred tax liabilities:
  Prepaid advertising.......................................      34,572      108,646
  Prepaid insurance.........................................      74,580       31,749
  Legal settlement expense..................................       2,004           --
  Other.....................................................          --       46,532
                                                              ----------   ----------
          Total gross deferred tax liability................     111,156      186,927
                                                              ----------   ----------
       Net deferred tax asset...............................  $3,403,552           --
                                                              ==========   ==========

     The valuation allowance for deferred tax assets at January 31, 2000 and 1999 was $0 and $3,258,830, respectively. The net change in the total valuation allowance for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and the year ended June 30, 1997 was a decrease of $3,258,830, and increases of $817,766, $804,358 and $349,000, respectively. The valuation allowance was reduced because the Company believes it is more likely than not the deferred asset will be realized, due to the Company's return to sustained profitability and customer acceptance of new technology. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(5)  SHAREHOLDERS' EQUITY

(A) SHAREHOLDER RIGHTS PLAN

     In May 1997, the board of directors adopted a Common Stock Purchase Rights Plan and subsequently declared a dividend distribution of one Common Stock Purchase Right ("Right") on each outstanding share of common stock. Each Right has an initial exercise price of $12 for one share of common stock. Generally,

                      SOUND ADVICE, INC. AND SUBSIDIARIES
the Rights will be exercisable only if a person or group acquires 15 percent or more of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company the number of shares of common stock having a market value equal to twice the exercise price of the Right. Generally, prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the common stock, the Rights are redeemable for $.001 per Right at the option of the board of directors. The Rights will expire on May 4, 2007. As of January 31, 2000, 3,728,894 Rights were outstanding.

(B) STOCK OPTION PLANS

     In September 1999, the board of directors adopted the Company's 1999 Stock Option Plan (the "1999 Plan"), which provides for the issuance of incentive stock options or non-qualified stock options. Under the 1999 Plan, the Company has reserved up to 500,000 shares of common stock for future issuance. The exercise price of incentive stock options shall not be less than the fair-market value per share on the date of grant. The exercise price of any non-qualified stock option shall not be less than 85 percent of the fair-market value per share on the date of grant. For the year ended January 31, 2000, the option price represents the fair market value of each underlying share of common stock at the date of grant established by the Company's board of directors. The option term may not be longer than ten years. No options may be granted under the 1999 Plan after September 30, 2009.

     The Company also has another stock option plan (the "1986 Plan") which provides for the issuance of either incentive stock options or non-qualified stock options. Under the 1986 Plan, as amended, the Company has reserved up to 750,000 shares of common stock for future issuance. The exercise price provisions of the 1986 Plan are similar to the 1999 Plan. For year ended January 31, 1999, the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997, the option price represents the fair-market value of each underlying share of common stock at the date of grant established by the Company's board of directors. The option term may not be longer than ten years. No options may be granted under the 1986 Plan after November 10, 2001.

     On November 2, 1999, the Company issued 222,000 stock options at an exercise price of $8.00 per share under the 1999 Plan. These options have a term of ten years expiring on November 2, 2009.

     On April 29, 1997, the Company issued 422,500 stock options at an exercise price of $1.89 per share under the 1986 Plan subject to certain vesting criteria. All of these options vested during fiscal year 2000. These options have a term of five years expiring April 28, 2002. In addition, the Company granted 5,000 warrants to purchase common stock to each of three non-employee directors of the Company subject to the same exercise price and vesting terms as the options issued on April 29, 1997. On May 18, 1998, the Company issued an additional 10,000 stock options subject to the same exercise price and vesting terms as the options issued on April 29, 1997. These options expire May 2003. All of the warrants and the additional 10,000 options vested during fiscal year 2000.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

     Changes in stock options outstanding are as follows:

                                                                                 WEIGHTED-
                                                      NUMBER OF                   AVERAGE
                                                       SHARES       PRICE      EXERCISE PRICE
                                                      ---------   ----------   --------------
Outstanding, June 30, 1996..........................   220,000    $1.70-7.27        3.87
  Granted...........................................   553,500     1.69-1.89        1.85
  Exercised.........................................        --            --          --
  Canceled..........................................  (104,500)    5.45-7.27        6.12
                                                      --------
Outstanding, June 30, 1997..........................   669,000     1.69-4.76        2.04
  Granted...........................................        --            --          --
  Exercised.........................................        --            --          --
  Canceled..........................................   (18,000)    1.77-4.76        2.34
                                                      --------
Outstanding, January 31, 1998.......................   651,000     1.69-1.89        1.83
  Granted...........................................    10,000          2.86        2.86
  Exercised.........................................    (5,000)         1.77        1.77
  Canceled..........................................        --            --          --
                                                      --------
Outstanding, January 31, 1999.......................   656,000     1.69-2.86        1.85
  Granted...........................................   222,000          8.00        8.00
  Exercised.........................................   (22,500)    1.77-1.89        1.86
  Canceled..........................................        --            --          --
                                                      --------
Outstanding January 31, 2000........................   855,500    $1.69-8.00        4.65
                                                      ========
  Exercisable.......................................   855,500
                                                      ========
  Available for future grants.......................   306,000
                                                      ========

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been adjusted to the pro forma amounts approximated:

                                                                                 TRANSITION
                                                           YEARS ENDED          PERIOD ENDED   YEAR ENDED
                                                    -------------------------   ------------   ----------
                                                    JANUARY 31,   JANUARY 31,   JANUARY 31,     JUNE 30,
                                                       2000          1999           1998          1997
                                                    -----------   -----------   ------------   ----------
Net income (loss):
  As reported.....................................  $6,526,000      707,000        (956,000)    (871,000)
  Pro forma.......................................  $5,593,000      558,000      (1,131,000)    (891,000)
Diluted income (loss) per share:
  As reported.....................................  $     1.55          .18            (.26)        (.23)
  Pro forma.......................................  $     1.32          .14            (.30)        (.24)
                                                    ==========      =======      ==========     ========

     Pro forma net income reflects only options granted since July 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to July 1, 1995 is not considered. The pro forma affect on fiscal 2000 may not be representative of the pro forma effects on net income for future years.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

     The fair value of each options' grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                       2000      1999      1998     1997
                                                      -------   -------    ----   --------
Expected dividend yield.............................       --        --    --           --
Expected stock price violatility....................     1.31      1.34               1.01
Risk-free interest rate.............................      5.7%      5.3%   --      5.9-6.1%
Expected life of options............................  3 years   3 years    --      3 years

     For the years ended January 31, 2000, 1999 and June 30, 1997, the weighted average fair value of options granted during the fiscal year was $6.11, $2.45 and $1.15, respectively. There were no options granted during the transition period.

     As of January 31, 2000, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $1.69 to $8.00 and 4.1 years, respectively.

     As of January 31, 2000, 1999 and 1998 and June 30, 1997, the number of options exercisable was 855,500, 208,500, 213,500 and 221,500, respectively, and the weighted-average exercise price of those options was $4.65, $1.72, $1.72 and $1.76, respectively.

(C) SHAREHOLDERS' EQUITY

     During fiscal year 1995, the Company issued 306,335 warrants to purchase common stock of the Company in connection with the settlement of two shareholder class action suits filed in 1992. Each warrant was exercisable into one share of common stock at an exercise price of $8.70 per share. The warrants expired, unexercised, on June 14, 1999.

(6)  EMPLOYEE BENEFIT PLANS

(A) EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Effective as of July 1, 1989, the Company established and adopted an Employee Stock Ownership Plan and Trust (the "ESOP") for all of its employees. Contributions to the ESOP are made at the discretion of the board of directors. No contributions were made during the year ended January 31, 2000 and 1999, the transition period ended January 31, 1998 or fiscal year ended June 30, 1997.

(B) RETIREMENT SAVINGS PLANS

     The Company offers a 401(k) savings and investment plan (the "401(k) Plan") to employees who meet certain eligibility requirements such as one year of service, 1,000 hours worked during the year and age of 21 years. The Company makes matching contributions to the 401(k) Plan up to a maximum percentage of each participating employee's annual investment. Matching and discretionary contributions to the 401(k) Plan are authorized by the Company's board of directors. Contributions for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997 approximated $277,000, $57,000, $0 and $215,000, respectively.

(7)  LEASES

     The Company is obligated under a number of noncancelable operating leases for retail store space, distribution and installation centers and certain property and equipment, which expire at various dates through 2014. The retail store leases generally contain provisions for increases based on the Consumer Price Index and contain options for periods of up to 15 years to renew at the then fair rental value.

                      SOUND ADVICE, INC. AND SUBSIDIARIES

     The Company also has property and equipment under a capital that expires in 2014. At January 31, 2000 and 1999, the gross amount of property and equipment and related amortization recorded under the capital lease were as follows:

                                                                2000      1999
                                                              --------   -------
Building....................................................  $685,000   685,000
Furniture and equipment.....................................   142,900   142,900
                                                              --------   -------
                                                               827,900   827,900
Less accumulated amortization...............................   285,820   230,500
                                                              --------   -------
                                                              $542,080   597,400
                                                              ========   =======

     Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year (including option periods) as of January 31, 2000 and the capital lease payments are as follows:

                                                               CAPITAL      OPERATING
                  YEAR ENDING JANUARY 31,                       LEASE        LEASES
                  -----------------------                     ----------   -----------
          2001..............................................  $  162,396   $ 6,564,169
          2002..............................................     162,396     6,589,649
          2003..............................................     162,396     6,009,023
          2004..............................................     162,396     5,619,799
          2005..............................................     162,396     5,370,635
               Thereafter...................................   1,590,168    16,428,595
                                                              ----------   -----------
     Total minimum lease payments...........................   2,402,148   $46,581,870
                                                                           ===========
Less amounts representing interest (at an effective interest
  rate of approximately 19%)................................   1,605,771
                                                              ----------
  Present value of minimum capital lease payments...........     796,377
Less current installments of obligations under capital
  lease.....................................................       7,933
                                                              ----------
  Obligations under capital lease, excluding current
     installments...........................................  $  788,444
                                                              ==========

     Total rental expense under the noncancelable operating leases for the years ended January 31, 2000 and 1999, the transition period ended January 31, 1998 and for the fiscal year ended June 30, 1997 was approximately $8,138,000, $7,264,000, $3,981,000 and $6,542,000, respectively.

(8)  OTHER LIABILITIES

     Included in accrued liabilities as of January 31, 2000 and 1999 are approximately $4,575,000 and $3,361,000, respectively, of customer deposits on future sales orders.

     Certain store lease agreements provide for scheduled base rental increases over the lease term or provide free-rent periods. The Company recognizes the aggregate rent expense on a straight-line basis over the lease term, and the difference between rent expense on a straight-line basis. The base rental is accrued and included in other liabilities and deferred credits in the consolidated balance sheets. As of January 31, 2000 and 1999, the recorded liability for accrued rent was approximately $2,303,000 and $2,243,000, respectively.

(9)  COMMITMENT AND CONTINGENCIES

(A) EMPLOYMENT AGREEMENTS

     Two of the Company's officers have employment agreements, which provided for aggregate base salaries of $720,000, $611,050 and $360,000, respectively, for the years ended January 31, 2000 and 1999 and the

                      SOUND ADVICE, INC. AND SUBSIDIARIES
transition period ended January 31, 1998 and $611,050 for the fiscal year ended June 30, 1997. These agreements have been extended through January 31, 2002 under the same terms as the original agreement.

(B) SEVERANCE AGREEMENTS

     The Company has entered into agreements with corporate officers and certain other key employees that provide severance pay benefits under certain conditions if there is a change in control (as defined) of the Company.

(C) BONUS PLAN

     During 1995, the Company implemented a bonus plan for certain managerial positions based upon the annual operating performance of the Company. Under the terms of the bonus plan, bonuses ranging between 10 percent and 25 percent of annual compensation may be earned for achievement of various levels of targeted operating performance as approved by the board of directors. For the years ended January 31, 2000 and 1999, approximately $733,000 and $47,000, respectively, was earned under the plan. No bonus amounts were earned under the plan for the previous fiscal years.

(D) OTHER

     The Company is a party to various legal actions arising in the normal course of business. It is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(10)  ACQUISITION AND DIVESTITURES

     In June 1999, the Company acquired certain assets from a third party for an aggregate purchase price of approximately $319,000 in cash and other acquisition costs. The aggregate purchase price was allocated to the assets acquired and liabilities assumed, resulting in recognition of goodwill of approximately $99,000. This transaction was accounted for as a purchase.

     In June 1999, the Company sold certain assets for $794,000 in cash. The Company realized and recorded a loss on the sale of these assets of approximately $14,000. The assets sold consisted of property and equipment.

                              [BACK INSIDE COVER]

                  [MAP OF FLORIDA SHOWING LOCATION OF STORES]

------------------------------------------------------
------------------------------------------------------

                                     [LOGO]

                               SOUND ADVICE, INC.

                                2,150,000 SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------

                                  MAY 8, 2000

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             FAHNESTOCK & CO. INC.

                                RYAN, BECK & CO.
------------------------------------------------------
------------------------------------------------------

     INVESTORS MAY RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. SOUND ADVICE, THE SELLING SHAREHOLDERS AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF SOUND ADVICE'S COMMON STOCK TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES MEANS THAT INFORMATION IN THIS PROSPECTUS IS CORRECT OR COMPLETE AFTER THE DATE OF THIS PROSPECTUS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered. Sound Advice will pay all of these expenses.

SEC registration fee........................................  $  6,592
NASD filing fee.............................................     2,997
Nasdaq listing fee..........................................    17,500
Printing, engraving and mailing expenses....................   200,000*
Legal fees and expenses.....................................   300,000*
Accounting fees and expenses................................   100,000*
Transfer agent fees and expenses............................    75,000*
Miscellaneous...............................................   197,911
                                                              --------
          Total.............................................  $900,000
                                                              ========

---------------

* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant will indemnify and may insure its officers and directors to the full extent not prohibited by law. The Registrant has also entered into an agreement (the form of which is filed as Exhibit 10.1 hereto) with each of its directors and executive officers where it has agreed to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct that such persons reasonably believed to be in, nor not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended,

     Section      of the Underwriting Agreement (to be filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the prospectus, in any Preliminary Prospectus or in any amendment of supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters expressly for use therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 5, 1997, the board of directors of Sound Advice adopted a common stock Purchase Rights Plan and subsequently declared a dividend distribution of one common stock Purchase Right (a "Right") on each outstanding share of common stock to holders of record on May 16, 1997. Each Right has an initial exercise price of $12.00 for one share of common stock. The Rights will be exercisable only if a person or group acquires 15% or more of the common stock (or 10% of such common stock under certain circumstances) or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock (or 10% of such common stock under certain circumstances). Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from Sound Advice the number of shares of common stock having a market value equal to twice the exercise price of the Right.

     If Sound Advice is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% of more of the outstanding common stock (or 10% of such common stock under certain circumstances), each Right (other than Rights owned by such person or group) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. Following the acquisition by a person or group of 15% or more of the common stock (or 10% of such common stock under certain circumstances) and prior to an acquisition of 50% or more of the common stock, the board of directors may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the common stock (or 10% of such common stock under certain circumstances), the Rights are redeemable for $.001 per Right at the option of the board of directors of Sound Advice. The Rights will expire on May 4, 2007. There are currently 3,728,894 Rights outstanding.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS.

                                 EXHIBIT INDEX

EXHIBIT
  NO                                  DESCRIPTION
-------                               -----------
  1.1    --   Form of Underwriting Agreement(2)
  3.1    --   Amended and Restated Articles of Incorporation, of the
              Registrant (incorporated by reference from Registrant's
              quarterly report on Form 10-Q for the quarter ended October
              31, 1999, Exhibit 3.3, File No. 0-15194)
  3.2    --   By-laws of the Registrant (incorporated by reference from
              Registration Statement No. 33-5942, Exhibit 3.2, filed May
              23, 1986)
  4.1    --   Specimen Certificate representing the common stock
              (incorporated by reference from Amendment No. 1 to the
              Registrant's Registration Statement No. 33-5942, Exhibit
              4.1, filed June 24, 1986).
  4.2    --   Form of 1997 Common Stock Purchase Rights Agreement, dated as of May 5, 1997, between the Registrant and American Stock
              Transfer & Trust Company (incorporated by reference from the
              Registrant's Registration Statement on Form 8-A, Exhibit
              4.1, filed on May 13, 1997)
  4.3    --   Form of Warrants to be given to the representatives of the underwriters(2)
  4.4    --   Warrant Agreement(2)
  5.1    --   Opinion of Greenberg Traurig, P.A. with respect to the
              legality of the shares being offered(2)
   9     --   Right of First Refusal and Voting Trust Agreement, dated
              June 30, 1986, among Peter Beshouri, Gregory Sturgis,
              Michael Blumberg and Joseph Piccirilli (incorporated by
              reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1986, Exhibit 9, File No.
              33-5942)
 10.1    --   Loan and Security Agreement (without schedules), dated as of
              April 11, 1996, between the Registrant and Foothill Capital
              Corporation (incorporated by reference from the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended March
              31, 1996, Exhibit 10.2, File No. 0-15194)
              Amendment Number One to Loan and Security Agreement dated as of December 8, 1997 between Registrant and Foothill Capital
              Corporation (incorporated by reference from the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended December
              1, 1997, Exhibit 10.1, File No. 0-15194)
              Amendment Number Two to Loan and Security Agreement dated as of January 31, 1999 between Registrant and Foothill Capital
              Corporation (incorporated by reference from the Registrant's
              Annual Report on Form 10-K for the fiscal year ended January
              31, 1999, Exhibit 10.1, File No. 0-15194)
 10.2    --   Master Security Agreement dated as of December 23, 1999
              between the Registrant and Heller Financial Leasing, Inc.
              (incorporated by reference from the Registrant's Annual
              Report on Form 10-K for the fiscal year ended January 31,
              2000, Exhibit 10.2, File No. 0-15194)
 10.3    --   Mortgage Note, dated July 12, 1988, from the Registrant
              payable to Bank Atlantic in the principal amount of
              $640,000, together with Mortgage and Security Agreement,
              dated July 12, 1988, between the Registrant and BankAtlantic and Assignment of Leases, Rents and Profits, dated July 12,
              1988, between the Registrant and BankAtlantic (incorporated by reference from the Registrant's Annual Report on Form
              10-K for the fiscal year ended June 30, 1988, Exhibit 10.42,
              File No. 0-15194)
 10.4    --   Second Amended and Restated Sound Advice, Inc. 1986 Stock
              Option Plan (incorporated by reference from the Registrant's
              Registration Statement No. 333-27051 on Form S-8, Exhibit
              4.3, filed on May 14, 1997)

EXHIBIT
  NO                                  DESCRIPTION
-------                               -----------
 10.5*   --   Sound Advice, Inc. Employee Stock Ownership Plan and Trust,
              made January 15, 1990, between the Registrant and Peter
              Beshouri, Michael Blumberg, Gregory Sturgis, Joseph
              Piccirilli and Jacob E. Farkas, the trustees (incorporated by reference from the Registrant's Quarterly Report on Form
              10-Q for the quarter ended March 31, 1990, Exhibit 10.2,
              File No. 0-15194), First Amendment to the Sound Advice, Inc.
              Employee Stock Ownership Plan and Trust, dated as of
              December 23, 1992 (incorporated by reference from the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, File No. 0-15194), Second Amendment to the Sound Advice, Inc. Employee Stock Ownership Plan and
              Trust, dated as of July 9, 1993 (incorporated by reference from the Registrant's Annual Report on Form 10-K for the
              fiscal year ended June 30, 1993, Exhibit 10.15, File No.
              0-15194) and Third Amendment to the Sound Advice, Inc.
              Employee Stock Ownership Plan and Trust, dated as of
              December 30, 1994 (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, Exhibit 10.9, File No. 0-15194)
 10.6    --   Employment Agreements, dated June 30, 1986, between
              Registrant and each of Peter Beshouri and Michael Blumberg
              (incorporated by reference from the Registrant's Annual
              Report on Form 10-K for the fiscal year ended June 30, 1986,
              Exhibit 10.26, File No. 33-5942), First Amendments to
              Employment Agreements, both dated as of May 20, 1989,
              between the Registrant and each of Peter Beshouri and
              Michael Blumberg (incorporated by reference from
              Registration Statement No. 33-28745, Exhibit 10.20, filed
              May 16, 1989), Second Amendments to Employment Agreements,
              both dated as of October 27, 1989, between the Registrant
              and each of Peter Beshouri and Michael Blumberg
              (incorporated by reference from the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended December 31, 1989,
              Exhibit 10.2, File No. 0-15194), Third Amendments to
              Employment Agreements, both dated as of July 1, 1992,
              between the Registrant and each of Peter Beshouri and
              Michael Blumberg (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, Exhibit 10.15, File No. 0-15194),
              Fourth Amendments to Employment Agreements, both dated as of
              July 1, 1993, between the Registrant and each of Peter
              Beshouri and Michael Blumberg (incorporated by reference
              from the Registrant's Annual Report on Form 10-K for the
              fiscal year ended June 30, 1993, Exhibit 10.16, File No.
              0-15194), Fifth Amendments to Employment Agreements, both
              effective as of July 1, 1994, between the Registrant and
              each of Peter Beshouri and Michael Blumberg (incorporated by reference from the Registration's Quarterly Report on Form
              10-Q for the quarter ended December 31, 1994, Exhibit 10.2,
              File No. 0-15194), Sixth Amendments to Employment
              Agreements, both effective as of July 1, 1995, between the
              Registrant and each of Peter Beshouri and Michael Blumberg
              (incorporated by reference from the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended September 30,
              1995, Exhibit 10.1, File No. 0-15194), Seventh Amendments to
              Employment Agreements, both effective as of July 1, 1996,
              between the Registrant and each of Peter Beshouri and
              Michael Blumberg (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Exhibit 10.8, File No. 0-15194), Eighth
              Amendment(s) to Employment Agreements, both dated as of May
              24, 1997, between the Registrant and each of Peter Beshouri and Michael Blumberg (incorporated by reference from the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Exhibit 10.2, File No. 0-15194), Ninth
              Amendment(s) to Employment Agreements, both dated as of
              March 18, 1998 between the Registrant and each of Peter
              Beshouri and Michael Blumberg (incorporated by reference
              from the Registrant's Annual Report on Form 10-K for the
              fiscal year ended January 31, 1999, Exhibit 10.5, File No.
              0-15294), Tenth Amendment(s) to Employment Agreements, both dated as of February 1, 1999, between the Registrant and
              each of Peter Beshouri and Michael Blumberg (incorporated by reference from the Registrant's quarterly report on Form
              10-Q for the quarter ended July 31, 1999, Exhibits 10.1 and
              10.2, File No. 0-15194)

EXHIBIT
  NO                                  DESCRIPTION
-------                               -----------
 10.7*   --   Form of Agreement entered into as of May 1, 1997, between
              the Registrant and each of two executive officers of the
              Registrant (Kenneth L. Danielson and Christopher P. O'Neil)
              and twelve other employees of the Registrant relating to the making of a severance payment (two years gross wages for the executive officers and six months gross wages for the other employees) under certain circumstances upon a change of
              control (as defined) (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Exhibit 10.6, File No. 0-15194)
 10.8    --   Associate Agreement, dated March 1, 1986 between the
              Registrant and Progressive Retailers Organization, Inc.
              ("PRO"), together with PRO Policy and Procedure Manual
              (incorporated by reference from Amendment No. 1 to
              Registration Statement No. 33-5942, Exhibit 10.28, filed
              June 24, 1986)
 10.9    --   Lease, dated September 23, 1987, between Designer's Place at
              Dania, a Florida general partnership consisting of Marvin
              Mandel, Philip Mandel and G&E Investment Company, and the
              Registrant (incorporated by reference from the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1987, Exhibit 10.1, File No. 0-15194)
 10.10   --   Amended and Restated Lease, dated as of December 1, 1991,
              between Chase, Gunsaullus, Scherer and the Registrant
              (incorporated by reference from the Registrant's Annual
              Report on Form 10-K for the fiscal year ended June 30, 1992,
              Exhibit 10.19, File No. 015194)
 10.11   --   Dealer Agreement, dated January 1, 1995, between McCaw
              Communications of Florida, Inc. d/b/a Cellular One ("McCaw")
              and the Registrant, as amended by that certain Amendment to
              Dealer Agreement, dated January 1, 1995, between McCaw and the Registrant (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, Exhibit 10.14, File No. 0-15194)
 10.12   --   Form of Warrant to Purchase 5,000 Shares of Common Stock of
              Sound Advice, Inc. entered into as of April 29, 1997, by the
              Registrant with and in favor of each of Gregory Sturgis,
              Richard W. McEwen and Herbert A. Leeds, who are directors of the Registrant (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Exhibit 10.11, File No. 0-15194)
 10.13   --   Credit Card Program Agreement, dated August 12, 1992,
              between Monogram Credit Card Bank of Georgia ("Monogram")
              and the Registrant (incorporated by reference from the
              Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, Exhibit 10.29, File No. 0-15194),
              together with Amendment thereto, dated June 14, 1996,
              between Monogram and Registrant (incorporated by reference from the Registrant's Annual Report on Form 10-K for the
              fiscal year ended June 30, 1996, Exhibit 10.14, File No.
              0-15194)
 10.14   --   Sales Agreement, dated August 10, 1989, between Progressive
              Casualty Insurance Company and the Registrant (incorporated by reference from the Registrant's Annual Report on Form
              10-K for the fiscal year ended June 30, 1992, Exhibit 10.32,
              File No. 0-15194)
 10.15   --   Lease, dated as of May 22, 1993, between L&T Limited
              Partnership, as landlord, and the Registrant, as tenant
              (incorporated by reference from the Registrant's Annual
              Report on Form 10-K for the fiscal year ended June 30, 1993,
              Exhibit 10.34, File No. 0-15194)
 10.16   --   Promissory Note, dated May 4, 1994, from the Registrant
              payable to General Electric Capital Corporation ("GECC") in the original principal amount of $1,607,661.17, as amended, together with Master Security Agreement, dated as of May 4,
              1994, between the Registrant and GECC (incorporated by
              reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, Exhibit 10.28, File
              No. 0-15194)
 10.17   --   Stipulation of Settlement, dated as of January 26, 1994,
              regarding In Re: Sound Advice, Inc. Securities Litigation, which has annexed as one of the exhibits thereto, among
              other documents, the Form of Warrant Agreement between the
              Registrant and American Stock Transfer & Trust

EXHIBIT
  NO                                  DESCRIPTION
-------                               -----------
              Company, as warrant agent, covering the 306,335 warrants
              issued in connection with the settlement of the class action
              (incorporated by reference from the Registrant's current
              report on Form 8-K, dated January 31, 1994, reporting an
              event on January 28, 1994, Exhibit 2, File No. 0-15194)
 10.18   --   Employment Agreement, dated as of January 31, 1999, between the Registrant and Kenneth L. Danielson (incorporated by
              reference from the Registrant's quarterly report on Form
              10-Q for the quarter ended July 31, 1999, Exhibit 10.3, File
              No. 0-15194)
 10.19   --   Employment Agreement, dated as of January 31, 1999, between the Registrant and Christopher P. O'Neil (incorporated by
              reference from the Registrant's quarterly report on Form
              10-Q for the quarter ended July 31, 1999, Exhibit 10.3, File
              No. 0-15194)
10.20*   --   1999 Stock Option Plan (incorporated by reference from the
              Registrant's Schedule 14A, Appendix B, filed February 3,
              2000, File No. 0-15194)
 21.1    --   Subsidiaries of the Company (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year
              ended January 31, 2000, Exhibit 21.1, File No. 0-15194)
 23.1    --   Consent of KPMG LLP(1)
 23.2    --   Consent of Greenberg Traurig, P.A., counsel to Sound Advice
              (to be included in Exhibit 5.1)
 24.1    --   Power of Attorney (included on Signature Page)

---------------

  * Management contract or compensation plan or arrangement required to be filed as an exhibit to this registration statement pursuant to Item 16(a) of Form S-1.
(1) Filed herewith.
(2) To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 8, 2000.

                                          SOUND ADVICE, INC.

                                          By:      /s/ PETER BESHOURI
                                            ------------------------------------
                                            Peter Beshouri
                                            Chairman of the Board, President and
                                            Chief Executive Officer

     Each person whose signature appears below hereby appoints each of Peter Beshouri and Kenneth L. Danielson as his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as either of the aforesaid attorneys-in-fact executing the same deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----             ------------------

                 /s/ PETER BESHOURI                    Chairman of the Board,              May 8, 2000
-----------------------------------------------------  President and Chief
                   Peter Beshouri                      Executive Officer

                /s/ MICHAEL BLUMBERG                   Director, Senior Vice               May 8, 2000
-----------------------------------------------------  President and Secretary
                  Michael Blumberg

                 /s/ G. KAY GRIFFITH                   Director
-----------------------------------------------------
                   G. Kay Griffith

               /s/ WILLIAM HAGERTY, IV                 Director                            May 8, 2000
-----------------------------------------------------
                 William Hagerty, IV

                /s/ HERBERT A. LEEDS                   Director                            May 8, 2000
-----------------------------------------------------
                  Herbert A. Leeds

              /s/ KENNETH L. DANIELSON                 Chief Financial Officer and         May 8, 2000
-----------------------------------------------------  Treasurer (Principal
                Kenneth L. Danielson                   Financial and Accounting
                                                       Officer)

                      SOUND ADVICE, INC. AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                         BALANCE AT                           OTHER
                                        BEGINNING OF   CHARGED TO COSTS      CHANGES         BALANCE AT END
DESCRIPTION                                 YEAR         AND EXPENSES     ADD (DEDUCT)          OF YEAR
-----------                             ------------   ----------------   -------------      --------------
Allowance for doubtful accounts:
  January 31, 2000....................   $  440,900        $611,760         $(544,020)(A)      $  508,640
                                         ==========        ========         =========          ==========
  January 31, 1999....................      384,100         482,110          (425,310)(A)         440,900
                                         ==========        ========         =========          ==========
  January 31, 1998....................      286,400         226,600          (128,900)(A)         384,100
                                         ==========        ========         =========          ==========
  June 30, 1997.......................      572,000         410,152          (695,752)(A)         286,400
                                         ==========        ========         =========          ==========
Allowance for redemption of extended
  service warranty contracts:
  January 31, 2000....................      843,268              --          (376,546)(B)         466,722
                                         ==========        ========         =========          ==========
  January 31, 1999....................    1,270,378              --          (427,110)(B)         843,268
                                         ==========        ========         =========          ==========
  January 31, 1998....................    1,771,815              --          (501,437)(B)       1,270,378
                                         ==========        ========         =========          ==========
  June 30, 1997.......................    1,891,920              --          (120,105)(B)       1,771,815
                                         ==========        ========         =========          ==========
Allowance for inventory obsolescence:
  January 31, 2000....................      700,000         350,000                --           1,050,000
                                         ==========        ========         =========          ==========
  January 31, 1999....................      700,000              --                --             700,000
                                         ==========        ========         =========          ==========
  January 31, 1998....................      700,000              --                --             700,000
                                         ==========        ========         =========          ==========
  June 30, 1997.......................   $  830,000        $     --         $(130,000)(C)      $  700,000
                                         ==========        ========         =========          ==========

---------------

(A)   Amount represents write-off of uncollectible receivables.
(B) Amount represents net change between beginning of period and end of period balances.
(C) Amount represents provision and disposition of personal computer and related accessory inventories.

                                       S-1